UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
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Kraton Performance Polymers, Inc.

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2015	Notice of Annual General Meeting of Stockholders and Proxy Statement

KRATON PERFORMANCE POLYMERS, INC.
15710 John F. Kennedy Boulevard, Suite 300
Houston, Texas 77032
To Our Stockholders:
We are pleased to invite you to attend the Annual Meeting of Stockholders of Kraton Performance Polymers, Inc., which will be held Wednesday, June 3, 2015, at 1:00 p.m. central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032.
The following pages include a formal notice of the meeting and our proxy statement. The proxy statement describes various matters on the agenda for the meeting. Please read these materials so that you will know what we plan to do at the meeting.
It is important that your shares be represented at our Annual Meeting regardless of whether you plan to attend the meeting in person. Please vote your shares as soon as possible through any of the voting options available to you as described in our proxy statement.
On behalf of management and the board of directors, we thank you for your continued interest in Kraton Performance Polymers, Inc.

Sincerely,

Kevin M. Fogarty,
President and Chief Executive Officer

HOUSTON, TEXAS
April 15, 2015

KRATON PERFORMANCE POLYMERS, INC.
15710 John F. Kennedy Boulevard, Suite 300
Houston, Texas 77032
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 3, 2015, at 1:00 p.m. central time
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kraton Performance Polymers, Inc. will be held on Wednesday, June 3, 2015, at 1:00 p.m. central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032 for the following purposes:

1.	To elect three Class III directors, each to serve for a three-year term and until a successor is duly elected and qualified;

2.	To conduct an advisory vote on the compensation of our named executive officers;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year; and

4.	To transact other business that may properly come before the meeting and any postponement or adjournment of the meeting.
Our board of directors has fixed the close of business on April 1, 2015 as the record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A list of such stockholders will be open to examination by any stockholder at the annual meeting and for a period of ten days prior to the date of the annual meeting during ordinary business hours at our executive offices located at 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.
We plan to commence mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2014 Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (our “2014 Annual Report”), via the Internet and to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. Our 2014 Annual Report, Notice of Internet Availability of Proxy Materials and proxy card are first being made available online on or about April 15, 2015.

By Order of the Board of Directors,

James L. Simmons,
Vice President, General Counsel and Secretary
HOUSTON, TEXAS
April 15, 2015

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

PROXY STATEMENT SUMMARY
This summary contains highlights of important information you will find elsewhere in our proxy statement and is qualified in its entirety by the more detailed information included elsewhere in our proxy statement. This summary does not contain all of the information you should consider before voting, and you should read the entire proxy statement before voting.
ANNUAL MEETING INFORMATION
Time and Date: Wednesday, June 3, 2015, at 1:00 p.m. central time
Location: The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032
Record Date: April 1, 2015
AGENDA AND VOTING RECOMMENDATION

Agenda Item	Board Recommendation	Page
Elect three Class III Directors, term expiring in 2018	FOR each nominee	9
Advisory vote on the compensation of named executive officers	FOR	60
Ratify appointment of KPMG LLP as independent registered public accounting firm for 2015	FOR	61
PROPOSAL 1 – ELECTION OF CLASS III DIRECTORS
The following table provides summary information about each of the nominees for Class III director.

Name	Age	Director Since	Primary Occupation	Independent	Other Current Public Boards
Steven J. Demetriou	56	2004	Chairman and CEO Aleris International, Inc.	Yes	1
Kevin M. Fogarty	49	2008	President and CEO Kraton Performance Polymers, Inc.	No	1
Karen A. Twitchell	59	2009	Retired EVP and CFO Landmark Aviation	Yes	1
PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
Compensation Aligned with Stockholder Interests. Our pay-for-performance and corporate governance practices concerning executive compensation ensure alignment with stockholder interests:

Variable Compensation / Pay-for-Performance:	Corporate Governance:
•    Compensation philosophy targets executive compensation at or near the 50th percentile of our peers.
•    74% of 2014 CEO compensation is in the form of variable compensation tied to company performance.
•    63% of 2014 aggregate compensation to our other named executive officers, excluding the CEO, as a group, is in the form of variable compensation tied to company performance.

•    Our Compensation Committee consults an independent compensation adviser.
•    Our executive officers do not have individual employment agreements.
•    Our executive severance policy is market-based and, in the event of a change-in-control, requires a double trigger (change in control, plus termination).
•    Our compensation policies and practices do not encourage excessive risk taking.

Variable Compensation / Pay-for-Performance:	Corporate Governance:
•    Our CEO’s realized and realizable pay for 2014 was 54% less and 40% less, respectively, than the amount reflected in the 2014 Summary Compensation Table, reflecting pay for performance alignment.
•    Cash incentive compensation is tied to performance metrics that drive long-term stockholder returns.
•    66% of CEO compensation and 55% of aggregate compensation to our other named executive officers, excluding our CEO, as a group, is paid in the form of equity compensation, two-thirds of which is performance-based:
•    one-third of such equity compensation was delivered in the form of restricted stock performance units, which will only vest if the executive remains continuously employed by us through the third anniversary of the grant date in a number determined based upon the achievement of improvement in return on capital employed targets established at the time of grant;
•    one-third was delivered in the form of non-qualified stock options, vesting over three years and having a 10 year term; and
•    one-third was delivered in the form of restricted stock awards, which vest if the executive remains continuously employed by us through the third anniversary of the grant date.

•    Our executive officers and directors may not hedge or pledge shares of our stock.
•    Our executive officers and directors are subject to stock ownership guidelines.
•    We do not pay excise tax gross-ups.
•    We do not pay tax gross-ups on key perquisites.
•    Our executive recoupment policy and incentive compensation plans entitle us to recover executive compensation that was paid based on results that were subsequently determined to be incorrect.

Market-based Compensation Tied to Company Performance. Our Compensation Committee seeks to provide market-based total direct compensation for each named executive officer, determining the individual elements of each named executive officer’s pay based on the differing rationales for the compensation. Our executive compensation philosophy is designed to provide a base salary and incentive compensation that attracts, motivates, retains, and rewards high quality executives by providing competitive compensation in the marketplace with other publicly-traded companies in similar or comparable industries to ours, whose revenue is similar to ours, and/or with which companies we compete for executive talent. We also seek to pay a significant portion of executive compensation in variable compensation, such as cash incentive compensation and long-term equity incentive compensation, which is tied to our performance and aligns the interests of management and stockholders.
Substantial Stockholder Outreach Efforts in 2014. Our Compensation Committee undertook outreach efforts to discuss our compensation policies and procedures with a substantial portion of our major stockholders and two proxy advisory firms, Institutional Shareholder Services and Glass-Lewis. We reached out to our top 20 stockholders, representing approximately 66% of our outstanding shares, ultimately meeting with seven of our top 15 holders (including six of our top 10) representing approximately 39% of our outstanding shares. Among other matters, we discussed the following:

•
The rationale for using a one year performance metric (with an additional two years of time vesting) for our 2014 restricted stock performance unit grants. We noted that the one-year performance metric was introduced because of a then pending major business combination with LCY. We reiterated our intention to revert to a three-year performance period in future grants, and we have done so with respect to the 2015 restricted stock performance unit grants.

•
Other aspects of our long term incentive design, including the use of stock options. Based in part on these discussions, we did not grant stock options in 2015, and our 2015 long term incentive grants consist of two-thirds performance units, with Total Shareholder Return one of the two performance metrics.

•
The quantity and quality of our disclosures regarding performance metrics and compensation practices. We agreed to review our disclosures, and when appropriate, to provide more detailed disclosure while protecting sensitive information.

For a more thorough discussion of our stockholder outreach, see “Compensation Discussion and Analysis,” below.

Compensation Highlights for 2014. Below is a summary of some of the significant features of our executive compensation for 2014. You should refer to the “Compensation Discussion and Analysis,” below, for further discussions of our Compensation Committee’s rationale for decisions relating to 2014 executive compensation.

•
A Significant Proportion of Total Direct Compensation Was Paid in Variable Compensation. Total variable compensation paid to our CEO, which was comprised of long-term equity incentive compensation (in the form of restricted stock performance units, stock options and restricted stock awards) and cash incentive compensation (in the form of payments under the Kraton Performance Polymers, Inc. 2013 Cash Incentive Plan), accounted for approximately 74% of his total direct compensation, and aggregate total variable compensation paid to our other named executive officers, excluding our CEO, as a group, accounted for approximately 63% of their aggregate total direct compensation.

•
CEO Realized and Realizable Pay Reflect Pay-for-Performance. In 2014 and as of the December 31, 2014 measurement date for equity valuation, our CEO’s realized pay for 2014 was 54% less than the amount reflected in the 2014 Summary Compensation Table, and his realizable pay was 40% less than the amount reflected in the 2014 Summary Compensation Table, reflecting our Compensation Committee’s focus on pay for performance.

•
Retained Focus on Equity as a Significant Element of Compensation. In connection with our Compensation Committee’s annual review of executive compensation peer data, the Compensation Committee retained the focus on long-term equity incentive compensation implemented in 2013, with the goal of continuing to align executives with the creation of long-term stockholder value as well as to motivate and retain our CEO and other named executive officers.

•
Total Direct Compensation for CEO and Other Named Executive Officers Increased. Aggregate total direct compensation paid to our CEO and to our other named executive officers, excluding our CEO, as a group, increased approximately 4% and 16%, respectively, in comparison to 2013, primarily due to the increase in long-term equity compensation for our other named executive officers, excluding our CEO, as a group. This level of total direct compensation for 2014 was determined with reference to our compensation philosophy of seeking to pay our executive officers at or near the 50th percentile for our peer group, with the form of compensation based on our Compensation Committee’s recognition of the performance-based character of equity awards and/or the retention value of such grants.

•
Increased Long-term Equity Incentive Compensation. For our CEO, long-term equity incentive compensation increased in 2014 by approximately 10% as compared to 2013, and for our other named executive officers, excluding our CEO, as a group, long-term equity incentive compensation increased by approximately 53% as compared to 2013, or 34% taking into account grants to Mr. Burke of performance units in connection with the proposed LCY combination in March 2014, which were forfeited when the LCY combination was terminated, and restricted stock awards granted for retention purposes in September 2014, which grants were atypical and are not expected to recur. The Compensation Committee determined these levels were appropriate based on our compensation philosophy of setting executive compensation at or near the 50th percentile of our peer group and to further align management and stockholder interests by more heavily weighting compensation toward equity, especially through the use of performance-based equity compensation in the form of restricted stock performance units and stock options.

•
Decreased Levels of Cash Incentive Compensation. For each of our CEO and for our other named executive officers, excluding our CEO as a group, cash incentive compensation decreased by approximately 31% compared to 2013, indicative of the challenging goals that were set for annual cash incentive compensation in 2014, which our Compensation Committee views as aligned with stockholder expectations.

•
Base Compensation Increased. Base salary for our CEO increased approximately 9% compared to 2013, and aggregate base salary for our other named executive officers, excluding our CEO, as a group, increased approximately 1%, in each case, as a result of our focus on market-based pay compared to peer companies and on long-term equity as a component of total compensation.

•
Results of 2013 Say-on-Pay Vote. We received moderate stockholder support for our executive compensation program in 2014, with approximately 70% of the votes cast on the proposal in favor of the proposal. Based on these results, our Compensation Committee undertook significant stockholder outreach efforts, which efforts are discussed in more detail in our "Compensation Discussion and Analysis," below.

Named Executive Officer Compensation for 2014. The table below summarizes 2014 compensation for our named executive officers as determined under the rules of the Securities and Exchange Commission ("SEC"). See the “2014 Summary Compensation Table,” below, for year over year comparisons and the notes accompanying the table for additional information.

Name and Principal Position	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kevin M. Fogarty President and Chief Executive Officer	856,250	1,735,034	900,001	348,250	3,937	169,016	4,012,488
Stephen E. Tremblay Executive Vice President and Chief Financial Officer	442,500	513,779	266,001	116,415	—	78,968	1,417,663
Holger R. Jung Senior Vice President, Chief Commercial Officer	371,500	385,563	200,003	89,550	—	35,842	1,082,458
Lothar P. F. Freund Senior Vice President, Chief Technology Officer	347,000	353,739	183,001	83,580	2,221	55,916	1,025,457
Damian T. Burke Vice President, Corporate Development	271,250	451,854	83,000	54,725	—	25,005	885,834
PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2015. Set forth below is a summary of KPMG’s fees for services provided in 2014 and 2013.

	2014	2013
	(in millions)
Audit Fees	$1.9	$1.8
Audit-Related Fees	—	0.4
Tax Fees	0.6	0.5
All Other Fees	—	—

Total	$2.5	$2.7

KRATON PERFORMANCE POLYMERS, INC.
15710 John F. Kennedy Boulevard, Suite 300
Houston, Texas 77032

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
June 3, 2015

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	Who is making this solicitation of proxies?

A:
This solicitation is made by Kraton Performance Polymers, Inc. on behalf of its board of directors. A Notice of Internet Availability of Proxy Materials is first being mailed on or about April 15, 2015 to stockholders of Kraton Performance Polymers, Inc., which is sometimes referred to in this proxy statement as “Kraton,” “we,” “us,” “our,” or the “company.” As used in this proxy statement and as the context requires, references to “Kraton” include our direct and indirect subsidiaries, including our direct, wholly-owned subsidiary Kraton Polymers LLC, through which substantially all of our business and operations are conducted.

We will bear the cost of this proxy solicitation. We may furnish copies of our proxy solicitation material to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and ordinary course handling charges may be paid for such forwarding service.
Our officers and other management employees, who will receive no additional compensation for their services, may solicit proxies by mail, email, Internet, facsimile, telephone or in person. We have retained Georgeson Shareholder Communications, Inc., 199 Water Street, 26th Floor, New York, NY 10038, to provide services in connection with our annual meeting, including the solicitation of proxies, at an anticipated cost of $7,000, plus reimbursement of out-of-pocket expenses.

Q:	Where will the annual meeting of stockholders take place?

A:	The annual meeting of stockholders will be held on Wednesday, June 3, 2015, at 1:00 p.m. central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032.

Q:	Who may vote?

A:
All stockholders of record as of the close of business on April 1, 2015, the record date for the meeting, are entitled to vote at the meeting. Holders of our common stock are entitled to one vote per share. At the close of business on the record date, there were 31,378,873 shares of our common stock outstanding.

Q:	Who may attend the meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:	How do I vote?

A:
Because many stockholders cannot attend the annual meeting, it is necessary that a large number of stockholders be represented by proxy. You may vote in person or by proxy in one of the following ways:

•	vote in person - we will provide a ballot to our stockholders who attend the Annual Meeting and wish to vote in person;

•	vote by mail - if you request a paper proxy card, simply complete, sign and date the proxy card, then follow the instructions on the proxy card; or

•
vote via the Internet or by telephone - follow the instructions on the Notice of Internet Availability or proxy card and have the Notice of Internet Availability or proxy card available when you access the Internet website or place your telephone call.

If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option. Please refer to your proxy card or the information provided by your brokerage firm, bank or other custodian to determine which options are available for voting the proxy.

You may receive more than one proxy card, depending on how you hold your Kraton shares. You should vote each proxy card provided to you using one of the methods described above.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we have decided to use the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, on or about April 15, 2015, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, then you will not receive a paper copy of the proxy materials unless you request one. We encourage our stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce cost to us associated with the physical printing and mailing of proxy materials.

Q:	What am I being asked to vote on?

A:	We are asking you to consider and vote your shares in order to:

•	elect three Class III directors, each to serve until the 2018 annual meeting of stockholders (Proposal No. 1);

•	hold an advisory vote on named executive officer compensation (Proposal No. 2);

•	ratify our Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal No. 3); and

•	transact other business that may properly come before the meeting or any postponement or adjournment of the meeting.
All of these items are discussed in more detail in this proxy statement.

Q:	What is the recommendation of the Kraton board of directors?

A:	Our board of directors recommends that stockholders vote:

•	“FOR” our nominees for Class III Director;

•	“FOR” the advisory vote on the resolution to approve named executive officer compensation; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Q:	What happens if I do not indicate how I wish to vote on one or more of the proposals?

A:
If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies herein will vote your shares “FOR” the election of our director nominees (Proposal No. 1), “FOR” the resolution to approve our named executive officer compensation (Proposal No. 2), and “FOR” the ratification of the appointment of KPMG LLP (Proposal No. 3).

We are not aware of any other matters that may come before the annual meeting. If any other matter properly comes before the annual meeting, the proxy holders will vote the proxies according to their judgment.

Q:	What happens if I vote by proxy and later change my mind?

A:	If you are the record holder of your shares, you may revoke your proxy by:

•	writing to our Corporate Secretary at the mailing address in the answer to the last question below;

•	delivering a properly executed proxy card dated after the date of the proxy card you want to revoke;

•	voting at a later time, but prior to 11:59 p.m. eastern time on June 2, 2015, by telephone or the Internet; or

•	attending the annual meeting and casting your vote in person.
If you are a beneficial owner of your shares, you must contact your brokerage firm, bank or other custodian to revoke any prior voting instructions.

Q:	Who are the proxies for the annual meeting?

A:
The named proxies for the annual meeting, Stephen E. Tremblay and James L. Simmons (or their duly authorized designees), will follow submitted proxy voting instructions. They will vote as the board of directors recommends as to any submitted proxies that do not direct how to vote on any item, and will vote on any other matters properly presented at the annual meeting in their judgment.

Q:	What constitutes a quorum?

A:
We need a quorum of stockholders in order to transact business at our annual meeting. The presence, in person or by proxy, of the holders of record of a majority in voting power of the outstanding shares of common stock entitled to vote at the meeting constitutes a quorum. If you have properly voted by proxy, via mail, telephone or the Internet, you will be considered part of the quorum. We will count abstentions, withhold votes and broker non-votes as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner votes on some matters on the proxy card, but not on others, because the broker does not have instructions from the beneficial owner or discretionary authority (or declines to exercise discretionary authority) with respect to those other matters. If a quorum is not present, the chairman or the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.

Q:	If my broker holds my shares in “street name,” will my broker automatically vote my shares for me?

A:
Under the rules of the New York Stock Exchange, if your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter – the ratification of the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on any of the other proposals, absent direction from you, because they are considered “non-routine” matters. It is therefore very important that you vote your proxy or voting instruction card so that your vote can be counted.

Q:	What vote is required for the passage of each of the proposals up for consideration at the annual meeting?

A:
Provided a quorum is present, directors are elected by a plurality of the votes represented at the meeting and voted for nominee(s) in the election. Broker non-votes will not affect the outcome of the voting on the election, and a proxy marked “withhold” with respect to a director nominee will result in such director nominee’s receiving fewer “FOR” votes. However, our Corporate Governance Guidelines provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall, promptly following the certification of the voting results for such election, tender his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee. For additional details regarding this policy, please see “Corporate Governance Guidelines—Director Resignation Policy,” below.

The affirmative vote of the majority of shares represented at the meeting and voting on the proposal will determine the outcome of the advisory vote on executive compensation and the ratification of our independent registered public accounting firm. For each of these proposals, abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	Who will count the votes?

A:	Representatives of Broadridge will tabulate the votes.

Q:	What shares are reflected on my proxy card?

A:
The shares listed on your proxy card represent, as of the record date, all the shares of Kraton common stock held in your name, as distinguished from shares held by a broker in “street” name. You should receive a separate voting instruction card from your broker if you hold shares in “street” name.

Q:	What is Kraton’s contact information for purposes of the proxy solicitation?

A:
You can contact us by mail sent to the attention of The Corporate Secretary at our principal executive offices located at 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032. You can call us by dialing 281-504-4700. You can access our proxy materials online at www.proxyvote.com.

PROPOSAL 1—ELECTION OF CLASS III DIRECTORS
Our board is presently comprised of nine directors, divided into three classes, designated as Class I, Class II and Class III, each serving staggered three-year terms.
The board has nominated for re-election Steven J. Demetriou, Kevin M. Fogarty and Karen A. Twitchell, as Class III directors, to serve until their respective successors are duly elected and qualified at the annual meeting of stockholders held in 2018 or their earlier death, resignation or removal. Each nominee is currently a director of Kraton.
Each of Messrs. Demetriou and Fogarty and Ms. Twitchell has consented to being named in this proxy statement and to serving as director if elected at the Annual Meeting. If for any reason, any of Messrs. Demetriou and Fogarty or Ms. Twitchell becomes unable or unwilling to serve at the time of the Annual Meeting, the board may reduce the size of the board accordingly, or the persons named as proxies in the proxy will have the authority to vote for substitute nominees. We do not anticipate that any nominee named in the proxy statement will be unable or unwilling to serve.
The board has determined that Mr. Demetriou and Ms. Twitchell are independent under the listing standards of the NYSE. Mr. Fogarty, our President and Chief Executive Officer, is not independent under the NYSE listing standards.
The board recommends that stockholders vote “FOR” each of the company’s nominees for Class III Director.
Biographical Information
Set forth below is a brief biography of Messrs. Demetriou and Fogarty and Ms. Twitchell and all other members of the board of directors who will continue in office. In addition, set forth below is a biography of each of our executive officers who is not a director. Where applicable, the date a director joined our board refers to the date the director joined Polymer Holdings LLC, which converted into Kraton Performance Polymers, Inc. in connection with our initial public offering in December 2009.
Also included below following each biography is a brief discussion of the specific experience, qualifications, attributes or skills that led our Nominating and Corporate Governance Committee to conclude that the applicable director should serve on our board at this time. In addition to those criteria discussed below, each of our nominees and directors meets the requirements of applicable law and NYSE listing standards, is judged by the committee to be a person of high character and integrity, and serves our goal of having a well-rounded board, including our consideration of principles of diversity. For a further discussion of the guidelines and qualifications our Nominating and Corporate Governance Committee considers, please see “Corporate Governance—Director Nominations,” below.
Nominees for Election as Class III Directors: Term Expiring 2018
Steven J. Demetriou. Mr. Demetriou, age 56, was named a director of our principal operating subsidiary Kraton Polymers LLC in December 2004 and as a director of Kraton Performance Polymers, Inc. in September 2009. Mr. Demetriou is currently the Chairman and Chief Executive Officer of Aleris International, Inc., a global leader in the production and sale of aluminum rolled and extruded products, recycled aluminum, and specifications alloy manufacturing, a position he has held since 2004. Previously, Mr. Demetriou was appointed President and Chief Executive Officer of Commonwealth Industries, Inc. (a predecessor by merger to Aleris) in June 2004, after serving as a member of that company’s board of directors from 2002. Before joining Commonwealth in 2004, Mr. Demetriou was Chief Executive Officer of Noveon, Inc. Before that, from 1999 to 2001, he was Executive Vice President of IMC Global Inc. From 1997 to 1999, Mr. Demetriou held various leadership positions with Cytec Industries Inc., a specialty chemicals company. From 1981 to 1997, he served in management positions with ExxonMobil Corporation. Mr. Demetriou is a director of OM Group, Inc. During the past five years, he served on the board of directors of Foster Wheeler AG. He has a B.S. degree in chemical engineering from Tufts University.
Mr. Demetriou has business leadership experience at the highest levels, is currently serving as the Chairman and CEO of Aleris International, and has prior CEO experience before his tenure at Aleris. He has significant experience in the specialty chemicals industry and a chemical engineering background, together with substantial public company board experience. Mr. Demetriou also has a longstanding tenure on our board, which provides an institutional knowledge base that is beneficial to the board as a whole.
Kevin M. Fogarty. Mr. Fogarty, age 49, was named a director of our principal operating subsidiary Kraton Polymers LLC in January 2008 and as a director of Kraton Performance Polymers, Inc. in September 2009. Mr. Fogarty was appointed our President and Chief Executive Officer in January 2008. Prior to being appointed President and Chief Executive Officer, Mr. Fogarty served as our Executive Vice President of Global Sales and Marketing from June 2005. Mr. Fogarty joined us from Invista, where he had served as President for Polymer and Resins since May 2004. For the 13 years prior to his most recent position with Invista, Mr. Fogarty held a variety of roles within the Koch Industries, Inc. family of companies, including KoSa.

Mr. Fogarty serves on the board of directors of P. H. Glatfelter Company. Mr. Fogarty earned a B.S. degree in engineering from Dalhousie University, formerly known as the Technical University of Nova Scotia.
The Nominating and Corporate Governance Committee believes the CEO should serve on our board. As the CEO of our company, Mr. Fogarty sets the strategic direction of our company under the guidance of the board and provides valuable insight to the board into the day to day business issues facing our company. Mr. Fogarty has extensive sales, marketing and leadership experience in the chemical industry, including experience in the specialty chemicals business, and has broad international business experience. His strong chemical company expertise in marketing is of particular value to our board. In addition, Mr. Fogarty has high-level leadership experience in several prior positions.
Karen A. Twitchell. Ms. Twitchell, age 59, was named a director of our principal operating subsidiary Kraton Polymers LLC and Kraton Performance Polymers, Inc. in December 2009. From 2010 to 2013, Ms. Twitchell served as the Executive Vice President and Chief Financial Officer of Landmark Aviation, a fixed base operator in the aviation industry. Previously, Ms. Twitchell was a Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company from 2001 to 2009. Prior to that, she served as a Vice President and Treasurer of Kaiser Aluminum Corporation and Southdown, Inc. Before joining Southdown, Ms. Twitchell was an investment banker with Credit Suisse First Boston in its corporate finance department. Ms. Twitchell serves on the board of directors of KMG Chemicals, Inc., where she is Chair of the Audit Committee. Ms. Twitchell holds a B.A. in economics from Wellesley College and an M.B.A. from Harvard University.
Ms. Twitchell has broad experience in financial management and corporate finance, including investment banking, treasury and investor relations. She draws on her experience as a chief financial officer to assist in the oversight of the financial management of Kraton by its management team. Ms. Twitchell also has extensive chemical industry experience and approximately 30 years’ experience in senior corporate positions. She also has experience in enterprise risk management through her board and management positions.
 Incumbent Class I Directors: Term Expiring 2016
Anna C. Catalano. Ms. Catalano, age 55, was named a director in September 2011. Ms. Catalano served in various capacities for BP plc, and its predecessor Amoco, from 1979 until her retirement in 2003, including from 2000 to 2003, as Group Vice President, Global Marketing, for BP plc. Ms. Catalano currently serves on the boards of directors of Willis Group Holdings plc, Mead Johnson Nutrition Company and Chemtura Corporation, and during the past five years, she previously served on the boards of directors of Hercules Incorporated, SSL International plc and U.S. Dataworks, Inc. Ms. Catalano also serves as an advisory board member of Edelman Berman as well as the Kellogg Innovation Network of Northwestern University and serves on the national board of the Alzheimer’s Association. Ms. Catalano received her B.S. in marketing and business administration from the University of Illinois and is a graduate of the Indiana University Graduate School of Business, Executive Partnership Program.
Ms. Catalano has international business experience and demonstrated executive leadership abilities. Her marketing and communications experience is highly valued by our board of directors and complementary to the skill sets of our board members. Ms. Catalano has extensive experience in Asia, having served as President of Amoco Orient Oil Company and also having lived in Beijing for two years. In particular, Ms. Catalano has experience in China, which is valuable to our board, and is fluent in Mandarin. Ms. Catalano has served on the boards of a diverse group of public companies and, therefore, brings a wealth of knowledge on corporate governance, executive compensation and board function that is beneficial to the functioning of our board of directors.
Barry J. Goldstein. Mr. Goldstein, age 72, was named a director of our principal operating subsidiary Kraton Polymers LLC in May 2008 and as a director of Kraton Performance Polymers, Inc. in September 2009. Mr. Goldstein retired as Executive Vice President and Chief Financial Officer of Office Depot, Inc. in October 2000, which he first joined as Chief Financial Officer in May 1987. Mr. Goldstein was previously with Grant Thornton from 1969 through May 1987, where he was named a Partner in 1976. Mr. Goldstein is a director of Stock Building Supply Holdings, Inc. and Generac Holdings, Inc. During the past five years, Mr. Goldstein served on the board of directors of Interline Brands, Inc. and Noble Environmental Power, LLC. He received a B.S. degree in economics from the Wharton School at the University of Pennsylvania.
Mr. Goldstein has public company accounting experience at the highest levels, having served as the Chief Financial Officer of Office Depot for 13 years, having been a partner in a major public accounting firm for over a decade, and having served as the chairman of six audit committees, four of them for public companies. Mr. Goldstein also has strong corporate finance experience and demonstrated business leadership experience. Mr. Goldstein has served on the boards of directors of seven companies, four of them public, and the board values his experience in matters of corporate governance.
Dan F. Smith. Mr. Smith, age 68, was named a director and Chairman of our principal operating subsidiary Kraton Polymers LLC in February 2008 and as a director of Kraton Performance Polymers, Inc. in September 2009. He began his career with ARCO (Atlantic Richfield Company) in 1968 as an engineer. He was elected President of Lyondell Chemical Company in August 1994, Chief Executive Officer in December 1996, and Chairman of the Board of Directors in May 2007. Mr. Smith retired in December 2007 as Chairman, President and Chief Executive Officer of Lyondell Chemical Company following the acquisition of Lyondell by Basell. Mr. Smith also served as Chief Executive Officer of Equistar Chemicals, LP from December 1997 through December 2007 and as Chief Executive Officer of Millennium Chemicals Inc. from November 2004 until December 2007. Equistar and Millennium are wholly-owned subsidiaries of Lyondell. Mr. Smith is a director of Northern Tier Energy LLC and Orion Engineered Carbons, S.A. During the past five years, Mr. Smith served on the board of directors of Cooper Industries plc. He also serves as a member of the College of Engineering Advisory Council at Lamar University. Mr. Smith is a graduate of Lamar University with a B.S. degree in chemical engineering.
Mr. Smith has a long and distinguished career in the chemical industry and is widely recognized as an expert in the field. He has extensive executive experience at the highest levels, including several years of service as the Chief Executive Officer of a major chemical company. Mr. Smith has extensive international business experience, together with a chemical engineering and manufacturing background that is of value to the board. Mr. Smith remains active in the chemical industry, having served on the boards of several public and private companies, including as Chairman of the Board, and the board values this diverse business and corporate governance experience.
Incumbent Class II Directors: Term Expiring 2017
Dominique Fournier. Mr. Fournier, age 64, was named a director in February 2012. Mr. Fournier retired in December 2011 as Chief Executive Officer of Infineum International Limited, a joint venture specialty chemical company owned by Shell and ExxonMobil. Mr. Fournier first joined Infineum as its Chief Executive Officer in January 2005. He was previously with ExxonMobil (and its predecessor Exxon) from 1976 to 2004, where he served in various positions in the company’s chemical businesses from manufacturing to marketing to senior leadership positions, including AIB Vice President, from 1998 to 2004 and Managing Director – Exxon Chemical France, from 1996 to 1997. Mr. Fournier has a mechanical engineering degree from I’Ecole des Mines de Saint-Etienne in Paris, France.
Mr. Fournier has extensive experience in all aspects of the chemical business, including manufacturing, marketing and executive management, which expertise is of value to our board. Mr. Fournier has experience in the specialty chemicals business, including at the senior executive level, and has familiarity with Kraton by virtue of commercial relationships established prior to his retirement. Mr. Fournier’s international business experience, including in Asia, is of value to the board, and the board also values the geographical diversity Mr. Fournier, a French national, brings to the board.
John J. Gallagher III. Mr. Gallagher, age 51, was named a director in July 2011. Mr. Gallagher is the Chief Operating Officer - Melt Delivery & Control Systems / Fluid Technologies / Finance and Shared Services of Milacron LLC, a leading supplier of plastics processing equipment, technologies and services. Previously, Mr. Gallagher served as Chief Executive Officer of Stellar CJS Holdings, LLC, a privately held investment company formed in 2009. Prior to his service with Stellar CJS, Mr. Gallagher served in various senior executive capacities with Celanese Corporation from 2005 until 2009, including as Executive Vice President and President, Acetyls and Celanese Asia, from 2007 to 2009, and Executive Vice President and Chief Financial Officer of Celanese Corporation, from 2005 to 2007. Prior to his service with Celanese, Mr. Gallagher served in several executive positions with Great Lakes Chemical Corp., including acting Chief Executive Officer, CFO and Senior Vice President, Global Supply Chain. Prior to that time, Mr. Gallagher was Vice President and CFO of UOP, LLC, a leading international supplier and licensor for the petroleum refining, gas processing, petrochemical production and major manufacturing industries, from 1999 to 2001; served in varying capacities at AlliedSignal, Inc., including CFO, Bendix Commercial Vehicle Systems Division, from 1995 to 1999; and worked for the public accounting firm Price Waterhouse, LLP, from 1986 to 1995. Mr. Gallagher has a B.S. in accounting from the University of Delaware and is a certified public accountant.
Mr. Gallagher has extensive experience in the chemical industry that is of value to our board. In addition, he has executive experience at the highest levels and international business experience, including in Asia. Mr. Gallagher has corporate finance expertise, public company accounting experience and financial reporting expertise, including as a chief financial officer.
Francis S. Kalman. Mr. Kalman, age 67, was named a director in July 2011. Mr. Kalman served as Executive Vice President of McDermott International, Inc. from February 2002 until his retirement in February 2008, and as Chief Financial Officer from February 2002 until April 2007. From March 2000 to February 2002, he was Senior Vice President and Chief Financial Officer of Vector ESP, Inc. From April 1999 to March 2000, he was a principal of Pinnacle Equity Partners, LLC. From February 1998 to April 1999, he was Executive Vice President and Chief Financial Officer of Chemical Logistics Corporation. From May 1996 to September 1997, he was Senior Vice President and Chief Financial Officer of Keystone International, Inc. Mr. Kalman currently serves as a senior advisor to a private investment subsidiary of Tudor, Pickering, Holt & Co., LLC, which specializes in direct investments in upstream, oilfield service and midstream companies. Mr. Kalman is a director and serves on the audit committees of CHC Group Ltd., Ensco plc, and Weatherford International, plc. Our board of directors has affirmatively determined that such simultaneous service on the audit committees of more than three public companies would not impair the ability of Mr. Kalman to serve on our audit committee. During the past five years, he previously served on the board of directors of Pride International, Inc. He has a B.S. degree in Accounting from Long Island University.
Mr. Kalman has 30 years’ experience in accounting, auditing and financial reporting for global enterprises, including serving as chairman of a public company audit committee. He has executive leadership experience and experience in strategic planning for international businesses. Mr. Kalman’s accounting, financial reporting and international business experience provide depth to our audit committee and to our board as a whole. Mr. Kalman has also served on multiple public and private company boards of directors, providing valuable expertise in matters of corporate governance.
Information Regarding Executive Officers Who Are Not Directors
Biographical Information
Set forth below is a brief biography of each of our executive officers who is not a director.
Damian T. Burke. Mr. Burke, age 43, was appointed Vice President of Corporate Development in 2011. Mr. Burke joined Kraton from Oldcastle, the North American subsidiary of CRH plc, where he was a Senior Vice President for Development and Strategy from 2005 to 2011. Prior to Oldcastle, Mr. Burke was a consultant at Bain & Company. He started his career at ExxonMobil, serving in a variety of roles in Europe and the United States. Mr. Burke earned a Master’s degree in chemical engineering from University College London and an MBA from the Wharton School of the University of Pennsylvania.
Melinda S. Conley. Ms. Conley, age 49, our Vice President, Chief Human Resources Officer, was appointed as our principal human resources officer in May 2012. Prior to joining Kraton, from 2006 to 2011, Ms. Conley served in various capacities; including Vice President, Total Rewards for Dean Foods, a multi-billion dollar publicly-traded food and beverage company, with responsibility for all compensation and benefits. Prior to that role, she served as Vice President, Human Resources, where she was responsible for all aspects of human resources within the largest division. Ms. Conley previously held multiple human resources positions within the United States and England, with increasing responsibility, at companies including Capital One Financial Corporation, Monsanto Corporation, AlliedSignal, and Ford Motor Company. In addition, she practiced litigation at the firm of Figari & Davenport. Ms. Conley earned a B.A. in Speech Communication and an M.A from the School of Labor and Employment Relations at the University of Illinois at Urbana-Champaign, and received her J.D. from Southern Methodist University.
Lothar P. F. Freund. Dr. Freund, age 55, our Senior Vice President, Chief Technology Officer was appointed our principal technology officer in 2005. He is responsible for Kraton’s global R&D programs and technical service as well as the implementation of the company-wide innovation process. Dr. Freund joined us from Koch Industries, where he served from 1989 in a variety of operating and technical positions in the polyester businesses acquired from Hoechst in 1998, most recently as the manufacturing and technology director of the PET & Nylon Polymer business of Invista, a Koch subsidiary. Dr. Freund holds a Master’s Degree and a Ph.D. in polymer chemistry from the University of Marburg in Germany.
J. Fernando C. Haddad. Mr. Haddad, age 51, our Vice President, Manufacturing & Supply Chain was appointed on April 6, 2015. He is responsible for Kraton’s global manufacturing, supply planning, and environmental, safety, & health. Prior to joining Kraton, Mr. Haddad worked as the Global Manufacturing & Supply Chain Director for UOP, a Honeywell Company, from 2013 to 2014. Prior to Honeywell, he spent 19 years with Dow Corning, where he held increasingly more senior manufacturing and supply chain leadership positions, including Global Operations Director for the Silicon Metal Business from 2009 to 2013. Mr. Haddad holds a Bachelor of Science degree in Chemical Engineering from the State University of Campinas (Brazil) and an MBA from Faculdade Getulio Vargas (Brazil).
Holger R. Jung. Dr. Jung, age 52, our Senior Vice President, Chief Commercial Officer was appointed our principal commercial officer in 2011. He is responsible for all sales, marketing and market development activities globally for Kraton. Dr. Jung joined us from Invista, a Koch Industries subsidiary, where he held a number of positions of increasing responsibility, serving most recently since 2008 as Vice President of Invista’s North American Polyester & Intermediates business, overseeing the successful sale of that business to Indorama in 2011. Dr. Jung commenced his employment with Hoechst AG in 1990 prior to the sale of Hoechst’s polyester businesses to Koch in 1998, in positions including research and development chemist, technical service manager, and positions with oversight for quality management, strategic planning, and for the marketing and sales functions of KoSa’s European Polyester Specialty Polymer Business. Dr. Jung holds a Ph.D. in polymer chemistry from the University of Marburg in Germany.
James L. Simmons. Mr. Simmons, age 49, was named Vice President, General Counsel and Corporate Secretary in December 2014. Mr. Simmons joined Kraton in January 2010 and served in various capacities in Kraton’s legal department, including most recently as Deputy General Counsel and Assistant Secretary. From 2004 to 2010, Mr. Simmons served in a number of roles, with increasing responsibilities, in the legal department of HCC Insurance Holdings, Inc., including as Vice President & Corporate Secretary from 2007 to 2010. Mr. Simmons previously was an associate with Haynes and Boone, LLP, from 2000 to 2004, and Porter & Hedges LLP, from 1998 to 2000, practicing in the areas of general corporate representation of public and private companies. Mr. Simmons earned B.A. and M.A. degrees from Stephen F. Austin State University and his J.D. degree from the University of Houston Law Center.
Stephen E. Tremblay. Mr. Tremblay, age 56, our Executive Vice President and Chief Financial Officer was appointed our principal financial officer in 2008. From 1997 to 2007, Mr. Tremblay held various financial positions, including Chief Financial Officer, at Vertis, Inc., a provider of print advertising and media technology. Mr. Tremblay held senior finance positions at Wellman, Inc., a provider of polyester fiber and resins, from 1990 to 1997 and was a member of the accounting and auditing practice at Ernst & Young LLP, from 1983 to 1990. Mr. Tremblay earned a B.S. degree in business administration from Bryant University and is a certified public accountant.

CORPORATE GOVERNANCE
Our Board of Directors
Board Composition
Our board of directors is comprised of nine members. The exact number of members of our board of directors will be determined from time to time by resolution of a majority of our full board of directors, but may at no time consist of fewer than three members. Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders.
Ms. Catalano and Messrs. Goldstein and Smith serve as Class I directors (term expiring in 2016). Messrs. Fournier, Gallagher and Kalman serve as Class II directors (term expiring in 2017). Messrs. Demetriou and Fogarty and Ms. Twitchell are nominees to serve as Class III directors (term expiring in 2018).
Meetings and Attendance
Our board of directors met 15 times during 2014, and acted on other occasions by written consent. During the last full fiscal year, no incumbent director attended fewer than 75 percent of the aggregate of the total number of meetings of the board of directors (held during the period for which he or she has been a director) and the total number of meetings held by all committees of the board on which he or she served (during the periods that he or she served).
Board Leadership Structure
Our board believes it is preferable at this time for one of our independent directors to serve as Chairman of the Board. Therefore, we separate the roles of Chairman of the Board and Chief Executive Officer. Our Chairman of the Board leads the board’s oversight of the management of the company and presides at meetings of the board of directors and the stockholders. Our Chief Executive Officer is responsible for implementing the policies adopted by the board and exercising general superintendence over all the business and affairs of the company. We believe our leadership structure is appropriate for our company because our independent Chairman, Mr. Smith, can bring his extensive experience in the petrochemical industry, and in executive management generally, to bear on matters relating to our board’s oversight of our execution of our strategy, while Mr. Fogarty is able to use his extensive experience in the chemical industry and knowledge of the day-to-day operations of our business to focus his abilities on executing that strategy.
Board Role in Risk Oversight
Our executive management is responsible for managing the risks inherent in our business, and our board of directors oversees our executive team in the execution of its risk management function. To assist in this oversight function, our board of directors has overseen the development of the company’s risk management process. Management identifies and assesses the risks inherent in the business based on the likelihood of the risk occurring and the consequence to the company if the risk were to be realized. Annually, internal audit conducts a risk assessment to assist management in the identification and assessment of risks. The risks are communicated to the management of the company followed by a meeting of the senior leadership of the company to evaluate the results and identify the most significant risks facing the company. Executive management manages the significant risks identified through their monthly evaluation of the company’s business goals and objectives as well as through a quarterly evaluation of key strategic and functional risks. Each year an annual risk assessment is presented to the board of directors identifying the significant risks, including a description of any mitigating controls in place and/or further mitigating actions that might be required. Further, the board or audit committee receives interim reports on emerging risks as they occur.
Executive Sessions of the Board of Directors
Our non-management directors, all of whom are independent under NYSE listing standards, meet regularly in executive session. Mr. Smith, as the non-management Chairman of the Board, serves as the presiding director at each executive session.
Communications with Directors
Our board of directors has established procedures by which our stockholders and other interested parties may communicate with any member of our board of directors, the chairman of any of our board committees or with our non-management directors as a group by mail addressed to the applicable directors or director group, in the care of: Corporate Secretary, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations, will be forwarded to the appropriate director, or directors, for review.

Board Attendance at the Annual Meeting
We encourage our directors to attend our annual meeting, but their attendance is not required. All of our directors attended the 2014 Annual Meeting of Stockholders.
Corporate Governance Guidelines
We are committed to having sound corporate governance practices that maximize stockholder value in a manner consistent with legal requirements and the standards of integrity. In that regard, our board has adopted guidelines that provide a framework for the governance of our company. In addition, we periodically review these guidelines and regularly monitor developments in the area of corporate governance. Our Corporate Governance Guidelines are posted under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com and are also available to any stockholder upon request.
Director Resignation Policy
We have adopted a director resignation policy to recognize principles associated with majority voting for directors. Our Corporate Governance Guidelines provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall, promptly following the certification of the voting results for such election, tender his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee will recommend to the board whether to accept the offered resignation or other action to be taken, and the board will act on the offered resignation within 90 days following the certification of voting results for such election and promptly thereafter disclose publicly its decision regarding the offered resignation, and, if applicable, the reasons for rejecting the resignation offer. The Nominating and Corporate Governance Committee and the board may consider any factors and alternatives they deem appropriate in making their recommendation or decision, as the case may be. Any director who is required to tender his or her offer of resignation pursuant to these provisions will not participate in the Nominating and Corporate Governance Committee recommendation or board action regarding such offered resignation. In the event that each member of the Nominating and Corporate Governance Committee failed to receive the required vote in favor of his or her election, then those independent directors who did not receive a majority withhold vote would appoint a committee amongst themselves to consider the resignation offers and recommend to the board whether to accept them.
Independence
Our board has determined that each of our non-management directors is independent under the listing standards of the NYSE, and references in this proxy statement to these directors as “independent directors” are in that capacity. Mr. Fogarty is not considered to be an independent director for these purposes because he is our President and Chief Executive Officer.
The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the board must affirmatively determine that each independent director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. In making its subjective determination that each non-employee director is independent, the board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to our company and management. The board also considered the information in the context of the NYSE’s objective listing standards, as well as the types of relationships addressed in the NYSE listing standards and disclosure rules of the SEC regarding transactions with related parties.
As part of its analysis to determine director independence, the board considered the ongoing commercial relationship between Infineum International Limited, and other Infineum group companies, from which Mr. Fournier retired as CEO in December 2011, and Kraton. The Infineum group is a joint venture between Shell and ExxonMobil that makes products for the lubricant additives business. Infineum USA LP (an affiliate of Infineum International Limited and part of the Infineum group of companies) owns a portion of the hydrogenated styrenic block copolymer, or HSBC, capacity at our Belpre, Ohio, manufacturing facility. Under a facility sharing agreement that terminates in 2030, we operate Infineum USA’s share of the HSBC assets to manufacture a line of products for Infineum, and Infineum is entitled to a portion of the HSBC capacity at Belpre. In addition, Infineum group companies are customers and purchase additional products from us. After considering the foregoing, the board made a subjective determination as contemplated by NYSE listing standards that, in light of the fact that Mr. Fournier was not disqualified under the objective independence tests under the NYSE listing standards and that Mr. Fournier does not have any ownership interest in, or receive any compensation from, Infineum, Mr. Fournier did not have any relationships that, in the opinion of the board, would impair his independence under the NYSE listing standards.

Committees of the Board of Directors
We currently have four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The charters for each of these committees can be found in the “Investor Relations” section of our website located at www.kraton.com. The information on our website is not incorporated into, or a part of, this proxy statement.
Our committee composition is as follows:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Anna C. Catalano		X
Steven J. Demetriou		X†	X
Kevin M Fogarty				X
Dominique Fournier			X†	X
John J. Gallagher III	X†		X
Barry J. Goldstein	X		X
Francis S. Kalman	X
Dan F. Smith		X		X†
Karen A. Twitchell	X	X

†	Committee Chair
Audit Committee
Our Audit Committee consists of Messrs. Gallagher (Chair), Goldstein and Kalman and Ms. Twitchell. Our board of directors has affirmatively determined that Messrs. Gallagher, Goldstein and Kalman and Ms. Twitchell meet the definition of “independent director” for purposes of serving on an audit committee under applicable SEC rules and NYSE listing standards. In addition, our board of directors has determined that each of Messrs. Gallagher, Goldstein and Kalman and Ms. Twitchell qualifies as an “audit committee financial expert.” The Audit Committee met nine times during 2014.
The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm, and pre-approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the performance and independence of our external auditors;

•	reviewing the performance and qualifications of our internal auditors;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and our independent registered public accounting firm our interim and year-end operating results;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	preparing the Audit Committee report required by the SEC to be included in our annual proxy statement;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	setting policies regarding the hiring of current and former employees of our independent registered public accounting firm;

•	reviewing or discussing types of information to be disclosed in earnings press releases and provided to analysts and rating agencies;

•
establishing procedures for receipt, retention and treatment of complaints received by the company regarding accounting or internal controls and the submission of anonymous employee concerns regarding accounting;

•	reviewing with our general counsel and other appropriate legal staff material legal affairs and our compliance with applicable law and listing standards;

•	reviewing our policy with respect to related party transactions and approving or rejecting proposed related party transactions;

•	provide oversight of the liquidity and corporate finance activities of the company; and

•	undertaking such other tasks delegated to the committee by the board of directors, including matters relating to risk oversight.
Compensation Committee
Our Compensation Committee consists of Ms. Catalano, Mr. Demetriou (Chair), Mr. Smith and Ms. Twitchell. Our board of directors has determined that all the committee members are independent for purposes of applicable NYSE listing standards. The Compensation Committee met five times in 2014.
The Compensation Committee is responsible for, among other things:

•	engaging, compensating, evaluating and retaining or terminating compensation advisors, including any independence determinations with respect thereto;

•	evaluating and addressing any compensation consultant conflicts of interest;

•	reviewing and approving corporate goals and objectives relevant to compensation of our executive officers and other members of management;

•	determining the compensation of our executive officers and management;

•	approving, when appropriate, changes to our compensation philosophy and objectives;

•	evaluating our overall compensation and benefits programs;

•	advising the board of directors with respect to the compensation and perquisites of our directors;

•	overseeing our executive talent development;

•	making recommendations to our board with respect to the establishment and terms of incentive compensation and equity-based plans and administering such plans;

•
reviewing and discussing with management, prior to the filing of the proxy statement, the disclosure prepared regarding executive compensation, including the Compensation Discussion and Analysis and the compensation tables (in addition to preparing a report on executive compensation for the proxy statement); and

•	undertaking such other tasks delegated to the committee by the board of directors, including matters relating to risk oversight.
Under its charter, our Compensation Committee may delegate any of its responsibilities to one or more subcommittees comprised of one or more members of the Compensation Committee. Without limiting the foregoing, the Compensation Committee may establish a committee comprised of our officers, directors or employees to administer defined benefit and other pension plans as may be provided in plan documentation or otherwise.
See “Compensation Discussion and Analysis,” below, for information on our process and procedures for determining 2014 executive officer compensation.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Messrs. Demetriou, Fournier (Chair), Gallagher and Goldstein. Our board of directors has determined that all of the committee members are independent for purposes of applicable NYSE listing standards. The Nominating and Corporate Governance Committee met five times in 2014.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees, and recommending nominees to our board of directors;

•	reviewing, developing and recommending governance principles applicable to our board of directors;

•	overseeing the evaluation of our board of directors; and

•	recommending members for each committee of our board of directors.
Executive Committee
Our Executive Committee consists of Messrs. Fogarty, Fournier and Smith (Chair). The Executive Committee did not meet in 2014.
Subject to the limitations specified in the committee’s charter, by Delaware law and in our certificate of incorporation and bylaws, the purpose and responsibility of the committee is to act, between meetings of the board, concerning matters arising with respect to the company when, due to an emergency or crisis situation, a meeting of the full board cannot be convened in a timely manner and with respect to such other matters as may be delegated to the committee by the board.
Director Nominations
Our Nominating and Corporate Governance Committee identifies director candidates through the recommendations of directors, management and stockholders. The committee commences its process by evaluating the needs of the board going forward and then considering those directors who wish to continue to serve on the board. Then, if necessary, the committee seeks out additional candidates for board service.
The committee evaluates all director nominees, regardless of the person or firm recommending such candidate and all incumbent directors being considered for re-nomination according to established criteria, approved by the board, for selecting nominees to stand for election as directors. The committee considers all director candidates in light of the entirety of their credentials and other relevant considerations, including the quality and quantity of information about the candidate made available to the committee.
The committee is also authorized to retain search firms to identify and evaluate candidates, including for purposes of performing background reviews of potential candidates. The committee provides guidance to search firms it retains about the particular qualifications the board is then seeking.
In compliance with our Nominating and Corporate Governance Committee’s charter, our board has established guidelines for nominees selected to serve on our board of directors. Generally, these include:

•	the nominee’s ability to meet any requirements of applicable law;

•	the nominee’s ability to meet any requirements of NYSE listing standards;

•	the nominee’s character and integrity;

•	the nominee’s history in matters of compliance;

•	the nominee’s ability to represent the interests of all stockholders;

•	the nominee’s business experience;

•	the nominee’s specific areas of expertise;

•	the composition of the board as a whole; and

•	principles of diversity.

In addition, our board has also determined that nominees to serve on our board should exhibit exemplary qualifications in one or more of the following areas:

•	business leadership experience, especially at the highest executive levels;

•	financial reporting experience, especially as it relates to public companies;

•	corporate finance experience;

•	experience in the chemical industry;

•	expertise in marketing; and/or

•	international business experience.
Diversity
Our Nominating and Corporate Governance Committee has not adopted a specific policy with respect to diversity. However, as noted above, the committee does consider principles of diversity as an important factor in evaluating nominees to recommend for service on our board. When considering diversity for the purposes of overall board composition, the committee considers diversity in a broad context, including, without limitation, race, age, sex, nationality, business experience, skills, international experience, education, other public company board experience and other relevant factors. In addition, the board considers diversity factors such as race, sex and national origin as important factors in evaluating individual nominees for board service and includes such factors as important criteria in identifying candidates for board service.
Stockholder Recommendations
Our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Our Bylaws provide the procedures to be followed by a stockholder desiring to make a director nomination. In order for a stockholder to properly bring any item of business before a meeting of stockholders, including nominations to serve as a director, the stockholder must give timely notice to our Secretary in compliance with the requirements of our Bylaws. Stockholder notices or nominations for director should be made in writing to Corporate Secretary, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Please refer to the text of our Bylaws (including Section 1.12 “Notice of Stockholder Business and Nominations”), which are on file with the SEC, and “Stockholder Proposals and Nominations for 2016 Annual Meeting” in this proxy statement for additional information.
Compensation Committee Interlocks and Insider Participation
None of our Compensation Committee members was formerly or during 2014 an officer of or employed by us. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or our Compensation Committee. No member of our Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.
Code of Ethics and Business Conduct
We have adopted a Code of Ethics and Business Conduct that is applicable to all of our directors, officers and other employees. The Code of Ethics and Business Conduct is posted under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com and is available to any stockholder upon request. If there are any material changes to or material waivers of the Code of Ethics and Business Conduct that apply to our CEO and/or senior financial officers, we will disclose them on our website in the same location. No information on our website or any other website is incorporated by reference into or otherwise made a part of this proxy statement.
Involvement in Certain Legal Proceedings
One of our directors, Mr. Demetriou, is the Chief Executive Officer of Aleris International, Inc. On February 12, 2009, Aleris International and its wholly-owned U.S. subsidiaries filed petitions for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code, in the U.S. Bankruptcy Court in the State of Delaware. On June 1, 2010, the case was concluded by the confirmation by the bankruptcy court of a final plan of reorganization.

Election of Officers
Our board of directors elects our officers, and our officers serve until their resignation or termination or until their successors are duly elected and qualified.
Certain Relationships and Related Party Transactions
Our board has adopted a written policy relating to the approval of related party transactions. Under our policy, our employees, officers and directors are encouraged to avoid entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to their supervisors or our law department. Pursuant to its charter, our Audit Committee is required to evaluate each related party transaction for the purpose of making recommendations to the disinterested members of our board of directors as to whether the transactions are fair, reasonable and within our policy, and should be ratified and approved by the board.
In evaluating such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances and the controls implemented to protect our interests and the interests of our stockholders, including:

•	the benefits of the transaction to our company;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of our company’s business;

•	the direct or indirect nature of the related party’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, as defined under the Exchange Act, and persons who own more than 10% of our stock to file initial reports of ownership and reports of changes in ownership of our stock with the SEC. Such executive officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) reports applicable to our executive officers and directors and 10% beneficial owners were filed on a timely basis except that Forms 4 relating to shares withheld to cover taxes upon the vesting of restricted stock awards were not timely filed for Messrs. Abrey (vesting date May 25, 2014), Burke (vesting date August 5, 2014) and Clark (vesting date August 29, 2014) and a Form 4 relating to the grant of restricted stock to Mr. Burke on September 15, 2014 was not timely filed.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial ownership of our stock is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Percentages of beneficial ownership reported below are based on 31,378,873 shares of common stock outstanding on the April 1, 2015 record date, plus, with respect to any person, the number of shares that may be acquired pursuant to stock options that are or will become exercisable by such person within 60 days. Except as disclosed in the footnotes to the table below and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.
Except as otherwise updated or specified in the footnotes to the table below, the following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2015 of:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors and each director nominee; and

•	all of our executive officers, directors and director nominees as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Five-Percent Stockholders:
BlackRock, Inc. (3) 55 East 52nd Street New York, New York 10022	3,873,365(4)	12.01%
Fine Capital Partners, L.P. (5) 590 Madison Avenue, 27th Floor New York, New York 10022	3,259,787(6)	10.10%
Frontier Capital Management Co., LLC (7) 99 Summer Street Boston, Massachusetts 02110	2,176,726(8)	6.69%
The Vanguard Group, Inc. (9) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,159,575(10)	6.75%
Point72 Asset Management, L.P. (11) 72 Cummings Point Road Stamford, CT 06902	1,764,691(12)	5.47%
Directors and Named Executive Officers:
Damian T. Burke	52,766	*
Anna C. Catalano	12,907	*
Steven J. Demetriou	31,010	*
Kevin M. Fogarty	670,957	2.08%
Dominique Fournier	11,664	*
Lothar P. F. Freund	117,068	*
John J. Gallagher III	22,724	*
Barry J. Goldstein	34,160	*
Holger R. Jung	79,509	*
Francis S. Kalman	12,724	*
Dan F. Smith	61,316	*
Stephen E. Tremblay	156,078	*
Karen A. Twitchell	17,509	*
All Directors and Executive Officers as a Group	1,416,332	4.39%
_______________

*	Represents beneficial ownership of less than 1%.

(1)	Unless otherwise provided in the table, the address for the beneficial owners is 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032.

(2)
Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. The totals in this column include the following shares, beneficial ownership of which the officer or director has the right to acquire within 60 days of the Record Date: Mr. Burke—33,059; Mr. Demetriou—7,400; Mr. Fogarty—487,378; Dr. Freund—93,731; Mr. Goldstein—16,651; Dr. Jung—49,965; Mr. Smith—14,801; and Mr. Tremblay—109,664.

(3)
According to a Schedule 13G/A filed with the SEC on January 9, 2015, the subsidiaries of BlackRock, Inc. that acquired the shares are BlackRock (Luxembourg) S.A., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Asset Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC.

(4)	This share information was obtained from a Schedule 13G/A filed with the SEC on January 9, 2015.

(5)
According to a Schedule 13G/A filed with the SEC on February 17, 2015, Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Debra Fine share voting and dispositive power over the shares reported.

(6)	This share information was obtained from a Schedule 13G/A filed with the SEC on February 17, 2015.

(7)	According to a Schedule 13G/A filed with the SEC on February 13, 2015, Frontier Capital Management Co. LLC holds sole power to vote 1,217,319 shares and sole power to dispose of 2,176,726 shares.

(8)	This share information was obtained from a Schedule 13G/A filed with the SEC on February 13, 2015.

(9)
According to a Schedule 13G/A filed with the SEC on February 10, 2015, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 46,249 shares of the Common Stock outstanding of the company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,300 shares of the Common Stock outstanding of the company as a result of its serving as investment manager of Australian investment offerings.

(10)	This share information was obtained from a Schedule 13G/A filed with the SEC on February 10, 2015.

(11)
According to a Schedule 13G/A filed with the SEC on February 8, 2015, Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, Rubric Capital Management and Steven A. Cohen own directly no shares. Pursuant to an investment management agreement, Point72 Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Point72 Capital Advisors Inc. is the general partner of Point72 Asset Management. Pursuant to an investment management agreement, Cubist Systematic Strategies maintains investment and voting power with respect to the securities held by certain investment funds it manages. Pursuant to an investment management agreement, Rubric Capital Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Point72 Capital Advisors Inc., Cubist Systematic Strategies and Rubric Capital Management. By reason of the provisions of Rule 13d-3 of the Exchange Act, each of (i) Cubist Systematic Strategies and Mr. Cohen may be deemed to beneficially own 5,170 Shares (constituting less than 0.1% of the Shares outstanding); and (ii) Rubric Capital Management and Mr. Cohen may be deemed to beneficially own 1,759,521 Shares (constituting approximately 5.4% of the Shares outstanding). Each of Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, Rubric Capital Management and Mr. Cohen disclaims beneficial ownership of any of the securities covered by this statement.

(12)	This share information was obtained from a Schedule 13-G/A filed with the SEC on February 8, 2015.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
We do not directly employ our executive officers. The executives who run our company are employed by our principal operating subsidiary, Kraton Polymers LLC, and, therefore, the disclosure in this section relates to those executives. References to “our” compensation policies in this proxy statement refer to the joint policies and practices of us and Kraton Polymers LLC, and references to “our” Compensation Committee refers to both the Compensation Committees of our company and Kraton Polymers LLC. Executive officers named in the Summary Compensation Table below are referred to in this proxy statement as our “named executive officers.” This section includes information and analysis related to the compensation arrangements of our named executive officers.
Named Executive Officers
Our named executive officers for 2014 were:

•	Kevin M. Fogarty, President and Chief Executive Officer;

•	Stephen E. Tremblay, Executive Vice President and Chief Financial Officer;

•	Holger R. Jung, Senior Vice President, Chief Commercial Officer

•	Lothar P. F. Freund, Senior Vice President, Chief Technology Officer; and

•	Damian T. Burke, Vice President of Corporate Development.
Executive Summary
2014 Operating Results. Our management achieved several significant milestones in 2014. Growth in sales in our CariflexTM and Specialty Polymers product groups reflects continuing traction for our portfolio shift strategy. In 2014, 57% of our overall revenue was derived from innovation and differentiated product grades, up from 54% in 2013, and our Vitality Index was our highest ever at 16.6%. We also completed the first year of operations of our semi-works facility at our Belpre, Ohio, location, which has significantly expanded our polymer development capabilities. Following the cancellation of the LCY combination, management refined a strategy for growing the business and delivering returns to stockholders, which is comprised of three elements: revitalization of organic growth, a cost reset to improve our competitive position, and the pursuit of strategic acquisitions that will complement our existing portfolio. Management has identified an initial tranche of $18 million in cost savings it expects to realize in 2015. We continued progress in building a new, state-of-the-art HSBC plant in Mailiao, Taiwan, with an anticipated operational start date at the beginning of 2016, through our joint venture with Formosa Petrochemical Corporation. Finally, in October our board of directors approved a stock buyback program, which has resulted in a significant return to our stockholders.
Key operating results for 2014 were as follows:

•	Adjusted EBITDA† was $147.2 million or 12.0% of revenue in 2014, compared to $140.9 million, or 10.9% of revenue in 2013, an increase of $6.3 million or 4.5%.

•	Sales volume was 305.6 kilotons in 2014, a 7.9 kiloton or 2.5% decrease from 313.5 kilotons in 2013.

•	Sales revenue was $1,230.4 million for 2014, down $61.7 million or 4.8% compared to $1,292.1 million in 2013. Excluding the effects of foreign currency, revenue decreased $50.3 million or 3.9%.

•
Net income attributable to Kraton was $2.4 million or $0.07 per diluted share for 2014, an increase in net income of $3.0 million compared to a net loss of $0.6 million or $0.02 per diluted share for 2013.

•	Adjusted net income† attributable to Kraton was $38.4 million or $1.16 per diluted share in 2014 compared to $39.2 million or $1.20 per diluted share in 2013.

•	Cash provided by operating activities for 2014 was $29.9 million, compared to $105.5 million in 2013.
_________________

†
For a reconciliation of Net Income to Adjusted EBITDA and Adjusted Net Income, please refer to “Compensation Discussion and Analysis – Reconciliation of Adjusted Gross Profit, EBITDA, and Adjusted EBITDA.”

Elements of Compensation Paid in 2014. Material elements of compensation paid to our named executive officers in 2014 consisted of:

Element of Compensation	Performance-Based?	Variable?	Purpose
Base Salary	No	No	• Attract and retain high quality executives to drive our success
Annual Cash Incentive Compensation	Yes	Yes	• Motivate and reward our executives to lead their organizations to achieve key annual business objectives
Long-Term Equity Incentive Compensation—Nonqualified Stock Options	Yes	Yes
•    Drive our performance
•    Align interests of executives with those of stockholders
•    Support our growth strategy and the achievement of long-term performance goals
•    Encourage stock ownership by executives
•    Attract, motivate and retain executive talent

Long-Term Equity Incentive Compensation—Restricted Stock Awards	No	Yes
•    Drive our performance
•    Align interests of executives with those of stockholders
•    Support our growth strategy and the achievement of long-term performance goals
•    Encourage stock ownership by executives
•    Attract, motivate and retain executive talent

Long-Term Equity Incentive Compensation—Restricted Stock Performance Units	Yes	Yes
•    Drive our performance
•    Align interests of executives with those of stockholders
•    Support our growth strategy and the achievement of long-term performance goals
•    Encourage stock ownership by executives
•    Attract, motivate and retain executive talent

Other Compensation (principally contributions to the Kraton Savings Plan, contributions to the Benefits Restoration Plan, premiums for Supplemental Disability Insurance and, for Dr. Freund, certain perquisites)
	No	No	• Attract and retain executive talent • Provide market-competitive benefits and tax deferred methods for general savings, including for retirement
All elements of compensation are reviewed against those of our stated peer group, through the market review of total direct compensation and of each discrete element of total direct compensation (base salary, cash incentive compensation, and long-term equity incentives).
Significant Portion of Total Compensation Paid in Variable Compensation. Total direct compensation for 2014 to our CEO and to our other named executive officers, excluding our CEO, as a group, reflected our Compensation Committee’s belief that a significant portion of total compensation should be in the form of variable compensation, the value of which increases or decreases based on the performance of our company and/or our common stock, taking into account both short-term business performance and long-term share performance. In 2014,

•
total variable compensation paid to our CEO, which was comprised of long-term equity incentive compensation (in the form of restricted stock performance units, stock options, and restricted stock) and cash incentive compensation (in the form of payments under the Kraton Performance Polymers, Inc. 2013 Cash Incentive Plan), accounted for approximately 74% of his total direct compensation, a decrease from approximately 73% of total direct compensation 2013; and

•
aggregate total variable compensation paid to our other named executive officers, excluding our CEO, as a group accounted for approximately 63% of their aggregate total direct compensation, an increase from approximately 55% of total direct compensation in 2013.

CEO Realized and Realizable Pay Reflect Pay-for-Performance. Our Compensation Committee considers realized and realizable pay in determining our CEO’s compensation. Further, to better understand the performance-based nature of our compensation philosophy, we believe it is important to show the difference, for each of the years for which disclosure is included in this proxy statement, between the compensation for our CEO as shown in the summary compensation table, the compensation our CEO actually realized, and the compensation our CEO could have realized as of December 31, 2014 based on our closing stock price on such date. Therefore, we are supplying supplemental information on realized and realizable pay for our CEO as set forth in the following tabular presentations.

CEO Realized Pay
Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)	Difference from Amounts Reported in Summary Compensation Table
2014	856,250	464,660	—	348,250	3,937	169,016	1,842,113	(54%)
2013	783,750	—	—	506,372	—	162,960	1,453,082	(62%)
2012	726,250	874,775	—	535,600	2,032	145,419	2,284,076	(21%)
________________

(1)	Reflects value realized from the vesting of stock awards as reported in the Option Exercises and Stock Vested table for each respective year.

(2)	Reflects value realized from the exercise of stock options as reported in the Option Exercises and Stock Vested table for each respective year.

CEO Realizable Pay
Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)	Difference from Amounts Reported in Summary Compensation Table
2014	856,250	1,019,812	—	348,250	3,937	169,016	2,397,265	(40%)
2013	783,750	1,162,993	—	506,372	—	162,960	2,616,075	(32%)
2012	726,250	322,598	—	535,600	2,032	145,419	1,731,899	(40%)
________________

(1)
Reflects value that could be realized from the vesting of stock awards based on the December 31, 2014 closing price for our common stock on the New York Stock Exchange. For performance restricted stock units, this valuation assumes vesting at target levels for the performance units granted in 2013 and vesting at the certified performance level (0.525 x target) for performance units granted in 2014.

(2)
Reflects value that could be realized from the exercise of stock options for each respective year, calculated as the spread between the exercise price of the respective option and the $20.79 closing price of our common stock on the New York Stock Exchange on December 31, 2014.

Total Direct Compensation for CEO and Named Executive Officers Increased. Aggregate total direct compensation paid to our CEO and to our other named executive officers, excluding our CEO, as a group, increased approximately 4% and 16%, respectively, in comparison to 2013. For our CEO, this increase was due to a 9% increase in base salary and a 10% increase in long-term equity incentive compensation, partially offset by a 31% decrease in short-term cash incentive compensation. For our other named executive officers, excluding our CEO, as a group, the increase was primarily due to a 53% increase (or 34% when taking into account atypical grants to Mr. Burke in connection with the proposed LCY transaction, which are not anticipated to recur and two-thirds of which have already been forfeited) in long-term equity incentive compensation compared to 2013, partially offset by a 31% decrease in short-term cash incentive compensation. As it relates to the named executive officers, excluding our CEO, as a group, overall long-term equity incentive compensation increased to reflect the market for similarly situated officers at our peer group companies, and remained at this new level in

2014 and is expected to remain at such level in 2015. Upon reviewing the compensation methodology with the compensation consultant, our Compensation Committee determined that the increased long-term equity incentive compensation was necessary to meet our compensation philosophy of paying at or near the 50th percentile of our peers and additionally served to motivate and retain the executive team.
Increased Long-term Equity Incentive Compensation. As noted above, long-term equity incentive compensation for our CEO increased in 2014 by approximately 10% as compared to 2013, and for our other named executive officers, excluding our CEO, as a group, increased by approximately 53% (or 34% when taking into account atypical grants to Mr. Burke in connection with the proposed LCY transaction, which are not anticipated to recur and two-thirds of which have already been forfeited) as compared to 2013. This increase was in connection with our Compensation Committee’s annual review of compensation data from our peer companies. The Compensation Committee utilized this peer data as a tool, as well as its consideration of the need to motivate and retain our CEO and other named executive officers. The committee believes that increased long-term equity incentive compensation met our overall pay-for-performance compensation philosophy and further aligned executives with the creation of long-term stockholder value. The 2014 grants for our named executive officers were two-thirds performance-based (one-third non-qualified stock options and one-third restricted stock performance units), with the remaining one-third comprised of restricted share awards. The Compensation Committee believes that, in particular, the performance units continue the alignment of executive pay with the creation of stockholder value because the performance units will only vest, if at all, upon the achievement of improved Return on Capital Employed. The committee set the performance metric for the 2014 performance unit grant based on a one-year performance period with an additional two-year time vesting period following the end of the performance period because of the then pending combination with LCY, which had been announced just prior to the granting of long-term equity incentive compensation for 2014. The committee’s intent for performance units in the future (as evidenced by the 2015 long-term equity incentive compensation grant) is that they be granted based on three-year performance periods, consistent with the long-term view of our stockholders.
Decreased Levels of Cash Incentive Compensation. As noted above, total cash incentive compensation for our CEO decreased approximately 31% compared to 2013. For our other named executive officers, excluding our CEO, as a group, aggregate total cash incentive compensation decreased approximately 31% compared to 2013. Our Compensation Committee emphasizes pay-for-performance in determining annual compensation for our named executive officers. The committee set challenging, but achievable, goals in 2014 based entirely on company performance. The committee acknowledged the macro-economic conditions in which we operated in 2014, but our financial results did not meet our targets for the year. As a result, the cash incentive compensation paid to our named executive officers, as a group, was down year over year, both in the aggregate and as a percentage of base salary, consistent with our pay-for-performance philosophy.
Base Compensation Increased in 2014. Base compensation for our CEO, as well as our other named executive officers, excluding the CEO, as a group, increased in 2014 as compared to 2013. Base salary for our CEO increased approximately 9% compared to 2013, consistent with the Committee’s long-term efforts to ensure CEO pay is at or near the 50th percentile for our peer group, and aggregate base salary for our other named executive officers, excluding our CEO, as a group, increased approximately 1%, consistent with market-based pay of peers and the increased focus on long-term equity. The principal driver of the increase in base compensation was our Compensation Committee’s annual review of data for named executive officer compensation from our peers.
Results of 2014 Say-on-Pay Vote. We received stockholder approval for our executive compensation program in 2014, with approximately 70% of the votes cast on the proposal voted in favor of the proposal. Based on these results, our Compensation Committee undertook outreach efforts to discuss our compensation policies and procedures with a substantial portion of our major stockholders and two of the preeminent proxy advisory firms, ISS and Glass-Lewis. Following our 2014 annual meeting of stockholders, we reached out to our top 20 stockholders, representing approximately 66% of our outstanding shares, to offer to meet with them to discuss our compensation practices and procedures. We ultimately met with seven of our top 15 stockholders (including six of our top 10) representing approximately 39% of our outstanding shares. We discussed our compensation philosophy and our compensation policies and procedures on each of these calls and solicited input on our plans to introduce the balanced scorecard approach to executive officer individual performance (and aggregate performance) into our short term cash incentive metrics, to shift to an increased amount of performance units with a move away from nonqualified stock options, and to introduce a relative total shareholder return (“TSR”) metric for our performance restricted stock units.
Specific matters discussed included the rationale for using a one-year performance period in 2014 with additional two years of time vesting because of the pending LCY combination, noting the Compensation Committee’s intent to return to a three-year performance period in normal grant cycles. In general our stockholders concurred that a three-year performance period is appropriate, which was been implemented for our 2015 performance unit grants. We also discussed the appropriate financial metrics for use in the performance restricted stock units, including our plan to introduce TSR for a portion of the performance units. While most stockholders acknowledged some limitations in using TSR as a performance measure for our performance units, they acknowledged that it provides an objective way for stockholders to evaluate investment options and agreed that in conjunction with an ROCE metric, TSR could provide a useful additional business performance metric. We also discussed with our stockholders the concept of introducing a personal performance metric geared toward achievement of longer-term strategic objectives in the form of the “balanced scorecard,” which we discuss in more detail below, and found stockholders generally supportive of this change. Finally, we discussed the quantity and quality of our disclosures regarding performance metrics and compensation practices in general and agreed to review when it is appropriate to provide more detailed disclosure while still protecting competitively sensitive information. Our Compensation Committee is of the view that these outreach efforts helped confirm that the design of our 2015 executive compensation plan was aligned with stockholder expectations.

Compensation Philosophy and Objectives
Our Compensation Committee looks to total direct compensation for each named executive officer to determine the individual elements of compensation. Our executive compensation philosophy, as established by our Compensation Committee, is designed to provide a base salary and incentive compensation that attracts, motivates, retains and rewards high quality executives through competitiveness in the marketplace with other publicly-traded companies in similar or comparable industries to us, whose revenue is similar to ours, and/or from which companies we recruit executive talent. Our pay-for-performance philosophy is designed to align executive compensation with the creation of long-term stockholder value, particularly through long-term equity incentive compensation, while also encouraging commitment and focus for the achievement of annual objectives.
In 2014, our general objective was to set our named executive officers’ total direct compensation at or near the 50th percentile of the peer group we have identified because our Compensation Committee, with assistance from the external compensation consultant, believed that seeking to set targeted total direct compensation at or near the 50th percentile of the peer group provides an objective means of determining a market competitive level of executive compensation. The Compensation Committee has reserved the right to exercise its independent business judgment when it deems appropriate in determining the compensation of its named executive officers.
With respect to individual elements of total direct compensation, the Compensation Committee utilizes the peer data as a tool when it considers base pay, incentives and compensation plan design. While the peer data was reviewed and considered by the committee in determining the individual elements of direct compensation, it was not utilized for benchmarking purposes.
Our Compensation Committee and our Board of Directors approve annual cash incentive compensation under the terms of a cash incentive compensation plan (the “Cash Incentive Plan”) designed to pay competitive cash incentives to our named executive officers if pre-established individual and company performance goals are achieved. It is our intention that a significant portion of our named executive officers’ total compensation be comprised of performance-based compensation tied to the company’s overall performance in a given year. For 2014, the cash incentive compensation was entirely comprised of company performance goals, which were approved in advance by our Compensation Committee and our Board of Directors.
Our Compensation Committee may also approve the grant of equity or equity-based awards from time to time. Each of our named executive officers is eligible for one or more of the types of awards described under the section entitled “Components of Total Direct Compensation—Equity Compensation” below. These awards are intended to align our named executive officers’ long-term interests with those of our company and our stockholders by linking this portion of the executive’s compensation with the performance of our company, while also promoting retention through multi-year vesting periods. We will also often grant equity awards to executives in connection with their commencement of employment with us.
For 2014 and 2015, and consistent with our Compensation Committee’s use of peer data, our Compensation Committee adopted a practice of annual long-term equity incentive compensation grants valued with reference to long-term incentive compensation paid by our peer group. Our practice is to grant such awards when the trading window opens under our stock trading policy after we have announced our annual and fourth quarter results, provided our Compensation Committee has the discretion to grant such awards throughout the year. As described more fully below, the committee believed that a more diversified approach in delivering equity incentive compensation was appropriate to further align the interests of our stockholders and management.
Furthermore, the Compensation Committee continued to review total stockholder return as a consideration in executive pay. Recognizing that the company's TSR was lagging the peers, the committee decided that long-term equity, in the form of performance units, would increasingly align management's compensation and stockholder interests. At the same time, the committee needed to balance the interests of both the executives and stockholders, taking into account the pending combination with LCY’s SBC business in early 2014, when determining performance units. Therefore, the committee concluded that continued alignment between the named executive officers and long-term value creation would be best served through stronger emphasis on long-term equity incentive compensation for the named executive officers; however, taking into account the then pending business combination, it was determined that the performance period for the performance units would be one-year with an additional two-year time vesting period (compared to a three year performance period used in 2013 and 2015).
As the Compensation Committee considered 2015, long-term equity incentive compensation continued to play a key role in the committee's decision-making with respect to total direct compensation. In particular, the role of performance units and the continuing need for alignment of management and stockholder interests. Therefore, as discussed later in this section, not only was a three-year performance period reinstituted for restricted stock performance units, but also a greater portion of long-term equity incentive compensation in the form of performance units.
Role of the Compensation Committee
Our Compensation Committee discharges the responsibility of the Board of Directors relating to the compensation of our executive officers, including our named executive officers. The Compensation Committee’s charter contains detailed information on the Compensation Committee’s duties and function and is available under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com.
Our Compensation Committee reviews, at least annually, our goals and objectives related to the compensation of our named executive officers. During that review, the Compensation Committee considers the balance between short-term compensation and long-term incentive compensation, evaluates the performance of our named executive officers in light of pre-established goals and objectives, and sets the compensation levels of our named executive officers based on that evaluation. In determining appropriate targeted compensation, our Compensation Committee considers our performance and relative stockholder return, the compensation levels of persons holding comparable positions at our peer companies (described below) and individual executive performance.
Our Compensation Committee has the ultimate authority and responsibility to engage and terminate any outside consultant to assist in determining appropriate compensation levels for our named executive officers. Our Compensation Committee uses information provided by such advisors and consultants to determine the appropriate compensation of our named executive officers. Our CEO is typically consulted regarding the compensation of the named executive officers other than himself. Our Vice President, Chief Human Resources Officer regularly attends the meetings of the committee and provides input on compensation matters, as requested by the committee. Our Compensation Committee then reviews and recommends any changes to the CEO’s recommendations.
Compensation Consultants. For 2014, our Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to evaluate the competitiveness of and provide recommendations with respect to the compensation of our executive officers, including our named executive officers. This included a review of and recommendations relating to base salary, targeted annual cash incentive compensation, and targeted long-term equity incentive compensation (both with respect to the design of the program for 2014 and with respect to the targeted grants). In addition, Pearl Meyer provided analysis and advice regarding other compensation matters, including severance, change-in-control, and perquisites. The Compensation Committee retained Pearl Meyer because of its recognized expertise in the field and its institutional knowledge of Kraton’s business and compensation gained over multiple years of rendering compensation advisory services to Kraton.
Pearl Meyer conducted its analysis relating to 2014 compensation using the following peer group. These companies were selected because they operate in a similar or comparable industry to ours and have a median revenue and market capitalization comparable to ours.

• A. Schulman, Inc.	• Newmarket Corp.
• Albemarle Corp.	• Olin Corp.
• Axiall Corp.	• OM Group Inc.
• Chemtura Corp.	• OMNOVA Solutions, Inc.
• Cytec Industries, Inc.	• PolyOne Corp.
• Ferro Corp.	• Polypore International, Inc.
• Grace & Co.	• Quaker Chemical Corp.
• H.B. Fuller Co.	• Rockwood Holdings, Inc.
• Innophos Holdings, Inc.	• Sensient Technologies Corp.
• Innospec, Inc.	• Stepan Co.
• International Flavors & Fragrances, Inc.	• Westlake Chemical Corp.
• Minerals Technologies, Inc.
Pearl Meyer evaluated the annual total direct compensation, including base salary, targeted annual cash incentive compensation, and targeted long-term equity incentive compensation paid to our executive officers against that paid to similarly situated executives at the peer group companies. Based on this review and recommendations by Pearl Meyer, our Compensation Committee determined that it was appropriate for our retention and recruitment goals to benchmark total direct compensation for our executives at or near the market median for our peer group, provided that the committee has the discretion to deviate from this benchmark. It is the reasoned judgment of the Compensation Committee that the long-term strategy of targeting total direct compensation at the median for peer companies balances our interests in recruitment and retention against the interest of avoiding excessive compensation. Based on this determination, the Compensation Committee implemented certain base salary and target bonus increases and granted long-term equity incentive compensation in 2014 as described more fully below.
Based on Pearl Meyer’s analysis for 2014, our Compensation Committee determined that our total direct compensation to our executive officers as a group (including our named executive officers, but excluding our CEO), in the aggregate, was approximately 16% below the median for our peer group. As more fully described below, for our named executive officers, the approach in 2014 was to focus on total direct compensation, with particular emphasis on maintaining the competitiveness of the total direct compensation of Messrs. Tremblay, Jung and Freund, who are the senior team members that manage our top-line business results along with our CEO.
Independence of Compensation Consultants. The Compensation Committee evaluates the independence of Pearl Meyer yearly under the applicable Exchange Act and NYSE regulations in order to confirm the consultant is independent and meets all applicable regulatory requirements. Pearl Meyer does not provide additional business services to us beyond its provision of executive and director compensation advisory services to our Compensation Committee.
Compensation Risk Assessment
As part of the process undertaken to design and implement our compensation plan, our Compensation Committee evaluated our compensation policies, practices and plans to evaluate whether they encourage excessive risk taking. In undertaking this evaluation, our Compensation Committee reviewed, in addition to our compensation policies and practices, our gain-sharing plans at our manufacturing locations, our annual cash incentive compensation plan, our discretionary recognition award program, our sales compensation plans and our equity incentive compensation program. In addition, the committee consulted with Pearl Meyer, which opined that none of our compensation policies, practices, or plans, encourages employees to take unreasonable risks related to our business. Based upon the Compensation Committee’s review of the company’s policies, practices, and procedures of compensating its employees, including non-executive officers, and Pearl Meyer’s assessment, the Compensation Committee has determined that risks arising from our compensation policies, practices, and procedures are not reasonably likely to have a material adverse effect on the company.
Components of Total Direct Compensation
Base Salary. Our Compensation Committee reviews the base salaries of our named executive officers on an annual basis and determines if a change in base salary is warranted based on its review of individual performance, compensation comparisons (with executives in comparable positions at peer companies and comparisons among our other executives), consultation with our CEO and consideration of each named executive officer’s experience and skills. Base salary is a necessary component of total compensation to attract and retain executive talent. At target levels of cash incentive compensation, base salary would account for approximately 20% of total compensation, for each of 2014 and 2015 respectively, for Mr. Fogarty, and approximately 32% of total aggregate compensation, for each of 2014 and 2015 for our other named executive officers, excluding our CEO, as a group, which our Compensation Committee believes is consistent with our objective of paying a significant portion of total cash compensation as variable compensation, ensuring that a significant portion is directly performance-based compensation.
Base salaries for 2014 were determined based on the Compensation Committee’s review of peer data compiled by Pearl Meyer as described above. For 2014, base salaries for our named executive officers effective as of April 1, 2014 were:

Named Executive Officer	Base Salary ($)	YOY Change (%)
Kevin M. Fogarty	875,000	9.4
Stephen E. Tremblay	450,000	7.1
Holger R. Jung	375,000	3.9
Lothar P. F. Freund	350,000	3.6
Damian T. Burke	275,000	5.8
In all cases, the Compensation Committee started with a review of total direct compensation and then worked back to the component parts. In particular, Messrs. Fogarty, Tremblay, Jung, and Freund were all significantly below market (as determined by reference to our peer group companies) in total direct compensation. Therefore, base salary was initially considered by our Compensation Committee, as the Committee believed that base salary provides a significant retention effect for our named executive officers. All base salary changes kept each of the named executive officers at or near the 50th percentile for our peer group companies for total direct compensation, consistent with our overall compensation philosophy.

Effective April 1, 2015, base salaries for our named executive officers are:

Named Executive Officer	Base Salary ($)	YOY Change (%)
Kevin M. Fogarty	875,000	—
Stephen E. Tremblay	450,000	—
Holger R. Jung	375,000	—
Lothar P. F. Freund	350,000	—
Damian T. Burke	275,000	—
Targeted Annual Cash Incentive Compensation. Our Compensation Committee intends for a significant portion of total cash compensation to be based on the performance of our company because the committee believes that performance-based compensation is best suited to aligning the interests of our named executive officers and our stockholders.
For 2014, cash incentive targets for our named executive officers were:

Named Executive Officer	Target Bonus
Kevin M. Fogarty	1.0 x Base Salary
Stephen E. Tremblay	.65 x Base Salary
Holger R. Jung	.60 x Base Salary
Lothar P. F. Freund	.60 x Base Salary
Damian T. Burke	.50 x Base Salary
This represented an increase from .55 x to .60 x for Messrs. Jung and Freund and no change for all other named executive officers. As discussed above, Messrs. Jung and Freund’s total direct compensation was below the 50th percentile for our peer group companies. In order to balance both current cash compensation and long-term equity incentive compensation, the Compensation Committee determined that the change in target cash incentive compensation would provide an appropriate level of total targeted cash compensation and ensure that it is sufficiently performance-based. In 2014, for eligible executives, including our named executive officers, this annual cash incentive compensation was earned and payable under the Kraton Performance Polymers, Inc. 2013 Cash Incentive Plan, described below.
Kraton Performance Polymers, Inc. Cash Incentive Plan. The purposes of the Cash Incentive Plan are to promote the interests of our company and our stockholders by providing variable cash compensation opportunities that are competitive with other companies, and to provide annual performance-based cash bonus awards to those individuals who contribute to the short-term performance and long-term performance and growth of our company. Generally, our Compensation Committee will establish target bonuses for employees based on position, level of responsibility, and, as it relates to our named executive officers, the annual peer data provided by Pearl Meyer. Awards are granted based on the achievement of performance goals specified in the Cash Incentive Plan at performance levels established by our Compensation Committee during the first 90 days of the calendar year for which the goals apply.
Participants receive payments, if any, in cash following written certification by our Compensation Committee of the extent to which the applicable performance targets have been achieved, and in no event later than March 15 following the end of the performance period to which such certification relates. A participant must be an employee on the last day of the plan year and on the payment date in order to receive payment of an award. The amount paid to a participant under the plan may not exceed $3,000,000 per plan year. The Cash Incentive Plan was adopted to take advantage of the performance-based compensation exception to Section 162(m) of the Internal Revenue Code. The plan contains additional limitations and requirements for awards to Covered Employees (as defined in Section 162(m) of the Code), including our named executive officers.
In February 2014, our Compensation Committee reviewed the cash incentive design and determined it was important to further align performance goals with stockholder value creation by shifting the weight of the Business Performance Targets to 100% (from 85% in 2013). For 2014, the committee established the following metrics for use in establishing the Business Performance Targets: Adjusted EBITDA† (75% weighting) and Operating Cash Flow (25% weighting), further aligning the variable cash incentive targets with annual financial metrics for the company and furthering transparency of the performance metrics to stockholders. In setting these targets, the Compensation Committee determined that safety performance, which was formerly a multiplier for total cash incentive compensation, and innovation performance, which was formerly a business performance target for named executive officers, would be incorporated into the personal performance goals for individuals having management and control over those functions, but would not be used in determining annual cash incentive compensation. As described more fully below, if the Business Performance Targets had been achieved at the maximum, or “stretch,” levels, each named executive officer’s actual bonus could have been up to two times his Target Bonus.
The Business Performance Targets were comprised of two performance measures, each of which was assigned an individual weighting by our Compensation Committee. The Compensation Committee established threshold, target and stretch targets for each of these factors, which if achieved, would have provided a ratable bonus multiplier from 0.5 to 2.0.
For 2014, our Business Performance Targets were as follows ($ in millions):

	Weighting	Threshold 0.5x	Target 1.0x	Stretch 2.0x
Adjusted EBITDA†	75%	$136	$150	$181
Operating Cash Flow	25%	$78	$89	$114
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†	For a reconciliation of Net Income to Adjusted EBITDA, please refer to “Compensation Discussion and Analysis – Reconciliation of Net Income to Adjusted EBITDA.”
Our performance against these Business Performance Targets in 2014 was as follows ($ in millions):

	Weighting	Below Threshold	Threshold 0.5x	Target 1.0x	Stretch 2.0x	Factor
Adjusted EBITDA†	75%		136.9[1]			0.398
Operating Cash Flow	25%	$41.4				—

				Company Factor:		0.398
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[1]	Interpolated to arrive at a factor of 0.531

†	For a reconciliation of Net Income to Adjusted EBITDA, please refer to “Compensation Discussion and Analysis – Reconciliation of Net Income to Adjusted EBITDA.”
Based on our performance in 2014, we paid total cash incentive compensation to our named executive officers in the following amounts for 2014:

Named Executive Officer	2014 Cash Incentive ($)
Kevin M. Fogarty	348,250
Stephen E. Tremblay	116,415
Holger R. Jung	89,550
Lothar P. F. Freund	83,580
Damian T. Burke	54,725
2015 Targeted Annual Cash Incentive Compensation. In February 2015, our Compensation Committee approved the 2015 Performance Targets under the Kraton Performance Polymers, Inc. 2013 Cash Incentive Plan for the Kraton Leadership Team, which includes our named executive officers.
For the bonus year that ends December 31, 2015, the Compensation Committee has established the following target bonus amounts for our named executive officers, which are unchanged from 2014:

Named Executive Officer	Target Bonus
Kevin M. Fogarty	1.0 x Base Salary
Stephen E. Tremblay	.65 x Base Salary
Holger R. Jung	.60 x Base Salary
Lothar P. F. Freund	.60 x Base Salary
Damian T. Burke	.50x Base Salary
Depending on the level of achievement of the business performance targets and the executive’s individual performance, each named executive officer’s actual cash incentive bonus can be from zero to two times his target bonus in 2015.

Our Compensation Committee has established business performance targets for the company in 2015 with an assigned percentage weighting to the achievement of each and has established key strategic objectives for the named executive officers with the actual payout for this portion of the cash incentive compensation based on an evaluation of the executive’s performance against the strategic objectives, which we refer to as the “balanced scorecard.” After a review with Pearl Meyer of peer group short-term cash incentive plans, which identified that roughly half of our peers used a combination of financial and non-financial metrics, the committee determined that the balanced scorecard was in the best interests of our stockholders and provided additional focus on long-term strategic objectives, including, in particular the three-part strategy that management is pursuing: revitalization of organic growth, cost reset to improve the company's competitive position, and pursuit of strategic acquisitions that will complement the company's existing portfolio.
Business performance targets will account for 80% of the cash incentive payment, and the balanced scorecard will account for 20%. The actual bonus earned will equal the sum of the amount earned for achievement of business performance targets and the amount earned based on the executive’s performance against the balanced scorecard objectives, provided that in no event may the aggregate payout for individual performance exceed the total pool established for the balanced scorecard. The balanced scorecard pool will not be funded unless threshold level of business performance is reached.
Business Performance Targets: The Compensation Committee has established business performance targets for the company and has assigned a percentage weighting to the achievement of each. For 2015, the business performance targets are based on the achievement of Adjusted EBITDA (60% of total target cash incentive opportunity) and the achievement of Operating Cash Flow (20% of total target cash incentive opportunity). The Compensation Committee has established threshold, target and stretch multipliers for each of these business performance targets, which if achieved, will provide a bonus multiplier that can range from 0.3, if the minimum, or threshold, level of performance is achieved, to 2.0, assuming the company meets or exceeds the maximum, or stretch, goal.
The Adjusted EBITDA targets for 2015 have been established based on our 2015 business plan and with reference to market conditions, known challenges, and year-over-year performance in comparison to 2014; however, as such information is competitively sensitive, the exact targets will be disclosed in the proxy statement for our 2016 annual general meeting of stockholders. The overall target for 2015 performance represents a year-over-year increase to actual 2014 results.
Individual Performance: The “Balanced Scorecard”: The portion of the executive’s cash incentive compensation based on individual performance will be payable from a pool established based on the company’s achievement of the same Adjusted EBITDA targets established by the Compensation Committee for the business performance targets, as follows:

Performance Level (based on achievement of Adjusted EBITDA)	Bonus Pool Funding Level
Threshold Adjusted EBITDA Performance	80%
Target Adjusted EBITDA Performance	110%
Maximum Adjusted EBITDA Performance	200%
At 100% funding, the balanced scorecard pool will be equal to the aggregate of 20% of all executive officers’ target bonus amounts, currently estimated at approximately $469,000.
Executives will be eligible for payments from the pool in amounts from 0%-200% of that portion of their total bonus amount payable under the balanced scorecard (i.e., 20% of total target cash incentive opportunity) based on performance against the balanced scorecard. Actual payouts from the pool to each executive will be based on performance against balanced scorecard objectives for each executive, which will be strategic objectives tied to the business plan and linked to the current and future improved performance of the company.
Total Cash Incentive Compensation for 2015: Based on such targets and multipliers and assuming the threshold performance level is achieved, the cash incentive compensation for any given named executive officer will be the sum of the following:

Adjusted EBITDA† bonus percentage x target bonus x 0.60
Operating Cash Flow bonus percentage x target bonus x 0.20
+ A number from 0.0 to 0.4 based on the balanced scorecard x Target bonus*
Total Annual Cash Incentive Compensation
* Provided that the aggregate total payout for individual performance may not exceed the balanced scorecard bonus pool.

Any such bonuses will be paid in cash, and we expect that such payments, if any, will be made on or before March 15, 2016.
Equity Compensation. In order to align the interests of our named executive officers with those of the company and our stockholders, the Compensation Committee has determined that a material portion of each named executive officer’s compensation should be in the form of equity or equity-based awards. In 2014, the Compensation Committee’s approach to equity compensation was to grant stock options, restricted stock awards, or restricted stock performance units, or a combination thereof, to the company’s executives. Whereas stock options reward an increase in the value of the company following their grant, restricted stock awards serve as a useful retention tool by requiring the executive to continue to work for the company during the applicable vesting period. Performance units further align the interests of the executives with those of our stockholders because such awards vest, if at all, based upon the achievement of performance targets that reflect the successful operation of our business.
In 2014, the committee believed it was appropriate to retain the overall mix of long-term equity incentive compensation first used in 2013, which represented a shift away from a mix heavily weighted toward non-qualified stock options and which was designed to further balance the need to attract, motivate, and retain our key executives and with the need to further align executive interests with that of stockholder value creation.
Equity awards are made under the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan. The 2009 Equity Incentive Plan is designed to promote the interests of the company and its stockholders by providing employees and independent contractors of the company and eligible non-employee directors of Kraton with incentives and rewards to encourage continued service to the company. The 2009 Equity Incentive Plan provides for the issuance of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and performance-based compensation awards, in addition to other equity or equity-based awards as the board determines necessary from time to time. The 2009 Equity Incentive Plan is administered by our Compensation Committee. At December 31, 2014, there were 1,859,189 shares of our common stock available for issuance under the 2009 Equity Incentive Plan. Subject to the terms of the 2009 Equity Incentive Plan, 1,000,000 of the total reserved shares may be used to issue incentive stock options. Subject to adjustment, no participant may receive awards under the 2009 Equity Incentive Plan in any calendar year that relate to more than 300,000 shares of common stock.
2014 Long-term Equity Incentive Grants. Consistent with our overall approach to total direct compensation, the Compensation Committee reviewed long-term equity incentive compensation as a component of total direct compensation and determined to retain the emphasis on long-term equity incentive compensation that was established in 2013. The total amount of the long-term equity incentive grants and the allocation between restricted stock awards, option awards and performance unit awards were made with reference to Pearl Meyer’s review and to the long-term incentive policy described above. As noted, the committee settled on these levels of targeted long-term equity incentive compensation in order to serve our goal of paying total annual direct compensation to our named executive officers at or near the market rate, or 50th percentile, for our peer group companies based on the committee’s annual review of peer data compiled by Pearl Meyer. Vesting and other terms of the grants were based upon the recommendation of Pearl Meyer regarding current market practice. In 2014, we granted long-term equity incentive compensation to our named executive officers in the following amounts (performance units reported at target levels; except as noted, grants were made in March 2014):

Named Executive Officer	Restricted Stock (#) (1)	Performance Units (#)	Options (#) (3)
Kevin M. Fogarty	32,166	32,166 (2)	73,052
Stephen E. Tremblay	9,543	9,507 (2)	21,591
Holger R. Jung	7,148	7,148 (2)	16,234
Lothar P. F. Freund	6,576	6,540 (2)	14,854
Damian T. Burke	8,147 (4)	10,114 (5)	6,737
________________

(1)	The restricted stock awards are subject to three-year cliff vesting.

(2)
The performance units will vest three-years from the date of grant in an amount, if at least the threshold level of performance is achieved, ranging from 0.5x target to 2.0x target level depending on performance against the committee-established metric for the achievement of improvement in Return on Capital Employed, or ROCE, for the one-year period ending December 31, 2014.

(3)	The options have an exercise price equal to the grant date fair market value, have a ten-year term,and vest in equal installments over three years.

(4)
In September 2014, the Compensation Committee granted to Mr. Burke 5,145 restricted stock awards. The Compensation Committee made this grant to serve the goal of executive retention and to ensure continued focus on the strategic imperative of mergers and acquisitions.

(5)
Mr. Burke received 2,966 performance units on the terms described in note 2, above, and 7,148 special performance units that would have vested upon the closing of the Company’s proposed business combination with the SBC business of LCY. This performance condition became incapable of satisfaction when LCY terminated the Combination Agreement on August 7, 2014, and such special performance units were forfeited, but were still reported in 2014 compensation in the “2014 Summary Compensation Table.”

Regarding the restricted stock performance units granted in 2014, the specific targets for the achievement of improvement in Return on Capital Employed, or ROCE, for the one-year period ending December 31, 2014 were a 100 basis point improvement on ROCE (4.3%) (0.5x target award), 200 basis point improvement in ROCE (5.3%) (1.0x target award), and 300 basis point improvement in ROCE (6.3%) (2.0x target award). The Compensation Committee used a one-year performance period with an additional two year time vesting period for these grants because the Company was in the midst of a proposed business combination, and it was the belief of the Compensation Committee that a longer performance period would be interrupted by the closing of the business combination and require the intervention of the committee to subjectively determine whether the performance was satisfied by the post-combination company. In February 2015, the Compensation Committee certified the Company’s performance against these targets, and the number of performance units was established at 0.525x the target award.
2015 Long-term Equity Incentive Grants. Following additional feedback from our stockholders, as well as peer information provided by Pearl Meyer, our Compensation Committee determined it was in the best interests of our stockholders to shift the mix of long-term equity compensation. In particular, the Compensation Committee determined that two-thirds of the long-term incentive should be in the form of restricted stock performance units and one-third in the form of restricted stock awards. In addition, the committee reviewed potential metrics and determined that both TSR, as an external benchmark, and "Performance Profit" (defined below), provided the most appropriate mix that provided both an incentive to the executive and was in the best interest of our stockholders. Seventy-five percent (75%) of the performance units would be based on performance profit and twenty-five percent (25%) of the performance units would be based on relative TSR.
Performance Profit is a performance measure largely based on the achievement of return on capital. The actual Performance Profit in a given year is equal to Adjusted EBITDA, less non-cash compensation expense, less depreciation and amortization expense, net of taxes at a 15% rate. The Performance Profit target for a given year will be a dollar amount determined by multiplying the actual average capital employed for the year (where actual average capital employed is equal to the annual average of total assets, less excess cash greater than $50 million, less total current liabilities, plus the current portion of long-term debt, all determined on a US GAAP basis) by a return percentage. The return percentage was determined by the Compensation Committee to ensure a meaningful improvement of return on capital employed. The three-year cumulative target is the sum of the Performance Profit target dollar amounts for each of the three years during the performance period. At the end of the three year performance period, cumulative actual Performance Profit will be compared against the cumulative Performance Profit target to determine achievement of threshold, target, or stretch performance. The committee reviewed the relationship between Performance Profit and return on capital employed and determined that Performance Profit was an appropriate way to ensure continued focus on return on capital over a three-year period.
Relative TSR means the difference in the compound annual growth in starting stock price (i.e., the closing price on December 31, 2014) and ending stock price (i.e., the closing price on December 31, 2017) plus reinvestment of dividends on the ex-dividend date. This number will be compared to a specified performance peer group, with the payout based on Kraton’s percentile rank relative to the performance peer group. The performance peer group, a subset of the Russell 3000 index plus any current compensation peer companies not already included (48 specialized chemical companies) is listed below:

A Schulman, Inc.	Eastman Chemical Corp.	Landec Corp.	Rayonier Advanced Materials, Inc.
Advanced Emissions Solutions, Inc.	Ecolab, Inc.	LSB Industries	Rockwood Holdings, Inc.
Albemarle Corp	Ferro Corp.	Minerals Technologies, Inc.	RPM International, Inc.
Ashland, Inc.	Flotek Industries, Inc	NewMarket Corporation	Senomyx, Inc.
Axiall Corp.	FMC Corp.	Olin Corp.	Sensient Technologies Corp.
Balchem Corp.	FutureFuel Corp.	OM Group, Inc.	Sherwin-Williams Company
Celanese Corp	HB Fuller Co.	OMNOVA Solutions, Inc.	Sigma-Aldrich Corp.
Chase Corp.	Huntsman Corp.	Platform Specialty Products Corp.	Stepan Company
Chemtura Corp.	Innophus Holdings, Inc.	PolyOne Corp.	The Valspar Corporation
Cytec Industries, Inc.	Innospec, Inc.	Polypore International, Inc.	W.R. Grace & Co.
Dow Chemical Company	International Flavors & Fragrances, Inc.	PPG Industries, Inc.	Westlake Chemical Corp.
E.I. du Pont de Nemours & Co	KMG Chemicals, Inc.	Quaker Chemical Corp.	Zep, Inc.

In February 2015, we granted long-term equity incentive compensation to our named executive officers in the following amounts (performance units reported at target levels):

Named Executive Officer	Restricted Stock (#) (1)	Performance Units (#) (2)
Kevin M. Fogarty	45,825	91,650
Stephen E. Tremblay	13,578	27,155
Holger R. Jung	10,183	20,367
Lothar P. F. Freund	9,335	18,669
Damian T. Burke	4,243	8,486
________________

(1)	The restricted stock awards are subject to three-year cliff vesting.

(2)
The restricted stock performance units will vest three-years from the date of grant in an amount, if at least the threshold level of performance is achieved, ranging from 0.5x target to 2.0x target level depending on performance against the committee-established metrics for the achievement of cumulative performance profit (75% of the performance units) and relative total shareholder return (25% of the performance units). The targets selected by our Compensation Committee were as follows:

Targeted Return Percentage for Calculation of Performance Profit
Level	2015	2016	2017
Threshold (0.5x Target)	5.0%	7.0%	9.0%
Target (1.0x Target)	6.0%	8.0%	10.0%
Stretch (2.0x Target)	7.0%	9.0%	11.0%

Relative TSR
Level	Percentile Rank TSR
Threshold (0.5 x Target)	30th
Target (1.0 x Target)	50th
Stretch (2.0 x Target)	75th
Projected Year-over-year Change in Equity Compensation as a Percentage of Total Compensation. Comparing actual 2014 compensation to anticipated 2015 compensation, assuming target cash incentive compensation and vesting of performance units at target levels, annual long-term incentive equity grants would account for approximately 66% and 61% of total direct compensation, for 2014 and 2015 respectively, for Mr. Fogarty, and approximately 55% and 49% of aggregate total direct compensation, for 2014 and 2015 respectively, for our other named executive officers, excluding the CEO, as a group, which our Compensation Committee believes is consistent with our objective of paying a significant portion of total direct compensation as variable or performance-based compensation. The year-over-year decrease does not reflect a change in the overall mix in compensation, but rather it is reflective of the fact that actual short term cash incentive compensation in 2014 was below target levels.
Fringe Benefits/Perquisites. We reimburse Dr. Freund (i) for travel expenses to his home country of Germany for himself and his spouse and up to two of his dependents once per year and (ii) for expenses related to tax return preparation. We provide these perquisites to Dr. Freund because they aid us in retaining his valuable services and yet can be provided at relatively little cost to the company. No other material fringe benefits or perquisites were provided to our named executive officers in 2014.
Non-Qualified Benefit Restoration Plans. Our named executive officers who participate in our U.S. 401(k) plan and/or U.S. pension plan are eligible to participate in a non-qualified defined benefit restoration plan and non-qualified defined contribution restoration plan, respectively. These non-qualified plans are intended to restore certain benefits that may not be provided under the tax-qualified savings plan and pension plan, respectively, due to certain limitations imposed on tax-qualified plans by the Internal Revenue Code. In November 2014, we terminated the benefit restoration plan relating to our defined benefit plan because we determined that the cost of maintaining the plan and the regulatory burden entailed compared to the limited number of participants in the plan did not justify the ongoing maintenance of the plan. The amounts held under the plan are expect to be paid out to participants in [December 2015].
Supplemental Disability Insurance. Our senior managers and executives, including our named executive officers, participate in a supplemental disability insurance program for which the premiums will be paid by the company. The plan provides disability income protection at 60% of base salary and annual cash incentive compensation with no maximum benefit. Annual premiums for our named executive officers ranged from $2,505 to $38,036 for 2014. The Compensation

Committee determined that the provision of this benefit was appropriate in order to provide competitive, market-based benefits to our named executive officers.
U.S. 401(k) Plan. Our named executive officers are eligible to participate in the Kraton Savings Plan, a broad-based tax-qualified savings plan providing for employer and employee contributions for employees employed within the United States.
U.S. Pension Plan. Our named executive officers who were hired prior to October 15, 2005, which include Messrs. Fogarty and Freund, were afforded an opportunity to participate in our broad-based tax-qualified noncontributory pension plan. Employees hired on or after October 15, 2005 are not eligible to participate in the pension plan. The pension plan was amended in 2005 to provide participants with a choice, which was effective as of January 1, 2006, between (i) continuing to accrue benefits under the final average pay formula provided for under the pension plan or (ii) “freezing” benefits under the pension plan in exchange for an enhanced benefit under the Kraton Savings Plan. For participants who chose to receive the enhanced benefit under the Kraton Savings Plan, the final average earnings, service and social security benefit components of the pension formula (as defined in the plan) were frozen as of December 31, 2005. However, such participants will still be credited with service accumulated after December 31, 2005 for purposes of vesting of benefits under the pension plan.
Retiree Medical Benefits. Health and welfare benefits are provided to eligible employees in the United States, including our named executive officers, who retire from Kraton Performance Polymers. Retirees under the age of 65 are eligible for the same medical, dental, and vision plans as active employees. To be an eligible participant, employees must retire on or after age 50 with 80 “points” (age plus eligibility service is greater than or equal to 80) or retire on or after age 65 and have at least 10 years of eligibility service or retire due to a disability. The portion the company will pay for the post-retirement medical premium ranges from $7,000 to $10,000 per covered individual on an annual basis.
Components of Post-Employment Compensation
Executive Severance Program. Certain of our executives, including our named executive officers, participate in the Kraton Performance Polymers, Inc. Executive Severance Program. The Compensation Committee provides severance to our executive officers because it is consistent with the market practice among our peer companies, and, in the business judgment of the Compensation Committee, is necessary for our recruitment and retention goals. Each of the participants in the program has executed a non-competition and confidentiality agreement.
The severance program provides for severance payments upon certain events terminating employment. In the event the named executive officer’s employment is terminated by us without “cause” or by the named executive officer for “good reason” (as each such term is defined in the severance program), Mr. Fogarty would be entitled to 18 months of salary, up to 18 months of medical benefit continuation and a lump-sum payment equal to 1.5 times the average bonus over the prior three years, and other named executive officers would be entitled to 12 months of base salary, up to 12 months medical benefit continuation and a lump-sum payment equal to one times the average bonus over the prior three years. In the event such termination occurs within one year immediately following a change in control of Kraton, Mr. Fogarty would be entitled to 36 months of salary, up to 36 months of medical benefit continuation and a lump-sum payment equal to three times the average bonus over the prior three years for Mr. Fogarty, and other named executive officers would be entitled to 24 months of base salary, up to 24 months of medical benefit continuation and a lump-sum payment equal to two times the average bonus over the prior three years. The Compensation Committee elected these multiples based upon a market assessment of the severance benefits offered by our peer companies and a determination that these levels were consistent with market practice and, therefore, serve our recruitment and retention goals.
Other Compensation Policies
Financial Restatement. The Kraton Performance Polymers Inc. 2009 Equity Incentive Plan and the Kraton Performance Polymers, Inc. 2013 Cash Incentive Plan each provide that performance-based compensation granted under such plan is subject to a right of recapture. In the event that a determination that the achievement of a performance goal was based on incorrect data and such goal was in fact not achieved, any compensation under the respective plan that was paid on the basis of the purported achievement of such goal must be returned.

Executive Compensation Recoupment Policy. The company has also adopted an Executive Compensation Recoupment Policy. The policy covers our Section 16 reporting persons under the Exchange Act, which includes our named executive officers. The policy provides that we will, to the extent permitted by applicable law, seek to recover, at the direction of the Compensation Committee after it has considered the costs and benefits of doing so, any annual incentive compensation payment, long-term incentive payment or other payment to a covered executive under the following circumstances:

•	the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements as filed with the SEC;

•	the Compensation Committee determines that the covered executive engaged in fraud or willful misconduct that caused or substantially caused the substantial restatement; and

•	a lower payment would have been made to the covered executive based upon the restated financial results.
In each instance, we will to the extent practicable seek to recover from the covered executive the amount by which the Compensation Committee has determined that an incentive payment made in the prior three years to such covered executive for the relevant period exceeded the lower payment that would have been made based on the restated financial results.
Executive Stock Ownership Guidelines. To further align the financial interests of our executives with those of our stockholders, our board of directors has adopted executive stock ownership guidelines. The guidelines apply to our Section 16 reporting persons under the Exchange Act, which includes our named executive officers. Our guidelines provide that our executives should own an amount of shares equal to a multiple of the executive’s annual base salary as follows:

Covered Executive	Ownership Target
CEO	5X
CFO	3X
Chief Commercial Officer; Chief Technology Officer; VP – Operations	1.5X
Other Executives	1X
Each executive covered by the guideline is expected to comply with the ownership target within the five-year period commencing on January 1 of the year following the date on which such executive becomes subject to the guidelines. During this five-year period, the covered executives are expected to make reasonable progress, as determined by the Compensation Committee, toward their ownership targets. As of December 31, 2014, it was determined that all executives subject to the guidelines were making reasonable progress toward their respective ownership targets.
Trading in Our Stock Derivatives. Our Stock Trading Policy prohibits our employees, including our named executive officers, from speculative trading in our common stock, including the trading of stock derivatives.
Hedging and Pledging by Executive Officers and Directors. Our Stock Trading Policy prohibits the purchase by our directors or executive officers of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities of the company held, directly or indirectly, by any director or executive officer. Our Stock Trading Policy prohibits pledging of any Kraton stock as security by our directors or executive officers.

Reconciliation of Adjusted Gross Profit, EBITDA, and Adjusted EBITDA
We consider Adjusted Gross Profit, EBITDA, and Adjusted EBITDA to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance and/or that of other companies in our industry, including period-to-period comparisons. In addition, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance, along with other factors. Adjusted Gross Profit, EBITDA, and Adjusted EBITDA have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider any of them in isolation, or as substitutes for analysis of our results under U.S. generally accepted accounting principles (“GAAP”).

	Years ended December 31,
	2014	2013	2012
	(in thousands)
Adjusted Gross Profit (1) (2)	$257,308	$260,293	$264,289
EBITDA (3)	$97,164	$88,790	$96,972
Adjusted EBITDA (1) (4)	$147,194	$140,906	$143,842
____________________________________________________

(1)
Although we report our financial results using the FIFO basis of accounting, as part of our pricing strategy, we measure our business performance using the estimated current replacement cost of our inventory and cost of goods sold. We maintain our perpetual inventory in our global enterprise resource planning system, where the carrying value of our inventory is determined using FIFO. At the beginning of each month, we determine the estimated current cost of our raw materials for that particular month, and using the same perpetual inventory system that we use to manage inventory and therefore costs of goods sold under FIFO, we revalue our ending inventory to reflect the total cost of such inventory as if it was valued using the estimated current replacement cost. The result of this revaluation from FIFO creates the spread between FIFO and ECRC. With inventory valued under FIFO and ECRC, we then have the ability to report cost of goods sold and therefore Adjusted Gross Profit and Adjusted EBITDA under both our FIFO convention and under estimated current replacement cost.

(2)
Adjusted Gross Profit is gross profit net of the impact of the spread between the FIFO basis of accounting and ECRC and net of the impact of items we do not consider indicative of our ongoing operating performance. We explain how each adjustment is derived and why we believe it is helpful and appropriate in the reconciliation below. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. As a measure of our performance, Adjusted Gross Profit is limited because it often varies substantially from gross profit calculated in accordance with US GAAP due to volatility in raw material prices.

(3)	EBITDA represents net income before interest, taxes, depreciation and amortization. Limitations for EBITDA as an analytical tool include the following:

•	EBITDA does not reflect the significant interest expense on our debt;

•	EBITDA does not reflect the significant depreciation and amortization expense associated with our long-lived assets;

•
EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in the debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

(4)
Adjusted EBITDA is EBITDA net of the impact of the spread between the FIFO basis of accounting and ECRC and net of the impact of items we do not consider indicative of our ongoing operating performance. We explain how each adjustment is derived and why we believe it is helpful and appropriate in the reconciliation below. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to the limitations applicable to EBITDA described above, as well as the following limitations:

•
due to volatility in raw material price, Adjusted EBITDA may, and often does, vary substantially from EBITDA, net income and other performance measures, including net income calculated in accordance with US GAAP; and

•
Adjusted EBITDA may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements.

Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures.
We compensate for the above limitations by relying primarily on our GAAP results and using Adjusted Gross Profit, EBITDA, and Adjusted EBITDA only as supplemental measures. See our financial statements included elsewhere in this Proxy Statement.
We reconcile Gross Profit to Adjusted Gross Profit as follows:

	Years ended December 31,
	2014	2013	2012
	(in thousands)
Gross profit	$237,067	$225,832	$231,442
Add (deduct):
Settlement gain (a)	—	—	(6,819)
Property tax dispute (b)	—	—	5,646
Restructuring and other charges (c)	651	218	1,006
Production downtime (d)	9,905	3,506	2,481
Impairment of spare parts inventory (e)	430	—	—
Spread between FIFO and ECRC	9,255	30,737	30,533
Adjusted gross profit	$257,308	$260,293	$264,289
_________________________________________________

(a)	Receipt from LyondellBasell in settlement of disputed charges.

(b)	Charge associated with resolution of a property tax dispute in France.

(c)	Severance expenses and other restructuring related charges.

(d)
In 2014, weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility. In 2013, production downtime at our Belpre, Ohio facility, in preparation for the installation of natural gas boilers to replace the coal-burning boilers required by the MACT legislation. In 2012, storm related charges at our Belpre, Ohio, facility.

(e)	Impairment of inventory of spare parts associated with the coal-burning boilers which are planned for decommissioning in 2015.

We reconcile consolidated net income (loss) to EBITDA, and Adjusted EBITDA as follows:

	Years ended December 31,
	2014	2013	2012
	(in thousands)
Net income (loss) attributable to Kraton	$2,419	$(618)	$(16,191)
Net loss attributable to noncontrolling interest	(1,209)	(357)	—
Consolidated net income (loss)	1,210	(975)	(16,191)
Add (deduct):
Interest expense, net	24,594	30,470	29,303
Income tax expense (benefit)	5,118	(3,887)	19,306
Depreciation and amortization	66,242	63,182	64,554
EBITDA	$97,164	$88,790	$96,972
Add (deduct):
Settlement gain (a)	—	—	(6,819)
Property tax dispute (b)	—	—	6,211
Retirement plan charges (c)	399	—	1,100
Restructuring and other charges (d)	2,953	815	1,359
Transaction and acquisition related costs (e)	9,585	9,164	—
Impairment of long-lived assets (f)	4,731	—	5,434
Impairment of spare parts inventory (g)	430	—	—
Production downtime (h)	10,291	3,506	2,481
KFPC startup costs (i)	1,911	—	—
Non-cash compensation expense (j)	10,475	7,894	6,571
Spread between FIFO and ECRC	9,255	30,737	30,533
Adjusted EBITDA	$147,194	$140,906	$143,842
_________________________________________________

(a)	Receipt from LyondellBasell in settlement of disputed charges, which is recorded in cost of goods sold.

(b)
Charge associated with resolution of a property tax dispute in France, of which $5.6 million is recorded in cost of goods sold and $0.6 million is recorded in selling, general and administrative expenses.

(c)
In 2014, charges associated with the termination of the defined benefit restoration pension plan, which are primarily recorded in selling, general and administrative expenses. In 2012, retirement plan settlement charge associated with a disbursement from a benefit plan upon the retirement of an employee, which is recorded in selling, general and administrative expenses.

(d)	Restructuring and other charges which are primarily recorded in selling, general and administrative expenses in 2014 and 2013 and primarily in cost of goods sold in 2012.

(e)	Primarily professional fees related to the terminated Combination Agreement with LCY, which are recorded in selling, general and administrative expenses.

(f)
In 2014, $2.4 million was related to engineering and design assets for projects we determined were no longer economically viable; $1.4 million was related to information technology and office assets associated with fourth quarter restructuring activities; and $0.9 million was related to other long-lived assets. In 2012, $3.4 million was associated with the Asia HSBC facility and $2.0 million was associated with other long-lived assets.

(g)	Impairment of spare parts inventory associated with the coal-burning boilers which are planned for decommissioning in 2015 which is recorded in cost of goods sold.

(h)
In 2014, weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility, of which $9.9 million is recorded in cost of goods sold and $0.4 million is recorded in selling general and administrative expenses. In 2013, production downtime at our Belpre, Ohio, facility, in preparation for the installation of natural gas boilers to replace the coal-burning boilers required by the MACT legislation, which is recorded in cost of goods sold. In 2012, storm related charges at our Belpre, Ohio facility, which are recorded in cost of goods sold.

(i)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general and administrative expenses.

(j)
We had historically recorded these costs in selling, general and administrative expenses; however, beginning in the second quarter of 2013, a portion of these costs were recorded in cost of goods sold and research and development expenses. In 2014, $9.0 million, $0.9 million and $0.6 million and in 2013, $7.1 million, $0.5 million and $0.3 million is recorded in selling, general and administrative, research and development expenses, and cost of goods sold, respectively.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with Kraton's management the Compensation Discussion and Analysis included in this proxy statement. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Anna C. Catalano
Steven J. Demetriou, Chairman
Dan F. Smith
Karen A. Twitchell

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
The following table provides information concerning compensation we paid or accrued on behalf of our principal executive officer, principal financial officer and the other three most highly compensated executive officers serving at December 31, 2014, who are sometimes referred to herein as our “named executive officers.” In accordance with SEC rules, we exclude changes in pension value and non-qualified deferred compensation earnings from our determination of our most highly-compensated executive officers.
2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(3)	Non-equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kevin M. Fogarty	2014	856,250	—	1,735,034	900,001	348,250	3,937	169,016	4,012,488
President and Chief Executive Officer	2013	783,750	—	1,599,996	799,993	506,372	—	162,960	3,853,071
	2012	726,250	—	440,993	1,029,001	535,600	2,032	145,419	2,879,295

Stephen E. Tremblay	2014	442,500	—	513,779	266,001	116,415	—	78,968	1,417,663
Executive Vice President and Chief Financial Officer	2013	413,750	—	359,956	179,999	178,942	—	65,682	1,198,330
	2012	390,000	—	118,511	276,503	153,800	—	47,380	986,194

Holger R. Jung	2014	371,500	—	385,563	200,003	89,550	—	35,842	1,082,458
Senior Vice President, Chief Commercial Officer	2013	358,250	—	232,963	116,989	111,677	—	32,869	852,748
	2012	350,000	—	105,012	245,003	110,700	—	30,873	841,588

Lothar P. F. Freund	2014	347,000	—	353,739	183,001	83,580	2,221	55,916	1,025,457
Senior Vice President, Chief Technology Officer	2013	334,750	—	232,963	116,989	108,187	—	56,325	849,214
	2012	325,000	—	97,509	227,500	139,400	1,175	64,570	855,154

Damian T. Burke	2014	271,250	—	451,854	83,000	54,725	—	25,005	885,834
Vice President, Corporate Development	2013	257,500	—	183,982	82,994	81,895	—	22,519	628,891
	2012	250,000	—	75,000	175,004	76,780	—	11,138	588,531
_______________

(1)
Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value with respect to restricted stock awards and option awards, in accordance with the Financial Accounting Standards Board ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 3, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)
This column consists of awards of restricted stock awards and restricted stock performance units granted pursuant to the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, as amended and restated. The restricted stock performance units are reported at target levels: Mr. Fogarty - $867,517; Mr. Tremblay - $256,404; Dr. Jung - $192,782; Dr. Freund - $176,384; and Mr. Burke - $272,775. Assuming the performance units were presented at the maximum performance level, the grant date fair value of the restricted stock performance units would be equal to two times this target amount.

(3)	This column consists of awards of options to purchase shares of our common stock granted pursuant to the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, as amended and restated.

(4)
Amounts listed in this column for 2014 consist of cash incentive payments pursuant to the Kraton Performance Polymers, Inc. 2013 Cash Incentive Plan. Please see the discussion of the specific components of the incentive compensation plan under Compensation Discussion and Analysis—Components of Total Direct Compensation—Targeted Annual Cash Incentive Compensation.

(5)
All amounts in this column reflect the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our pension plan during the applicable periods. Our named executive officers do not earn above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(6)
Amounts in this column consist of (a) contributions to the savings plan by Kraton on behalf of Messrs. Fogarty, Tremblay, Jung, Freund and Burke in the amounts of $130,980, $65,894, $30,397, $46,685 and $21,876, respectively; (b) for Dr. Freund, reimbursement in the amount of $8,631 for travel expenses to his home country of Germany for himself and his direct family members; and (c) for Messrs. Fogarty, Tremblay, Jung and Burke premiums for supplemental disability insurance in the amounts of $38,036, $13,074, $4,995 and $2,505, respectively.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2014 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	1,619,091 (2)	24.52	1,859,189
Equity compensation plans not approved by stockholders	—	—	—
Total:	1,619,091 (2)	24.52	1,859,189
________________

(1)	Represents equity securities remaining available for future issuance under the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan.

(2)	217,815 of these options, warrants and rights were issued under the TJ Chemical Holdings LLC 2004 Option Plan. Stockholder approval of this plan occurred prior to our initial public offering.
2014 Grants of Plan-Based Awards
The following table provides details regarding plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stocks or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Kevin M. Fogarty	—	437,500	875,000	1,750,000	—	—	—	—	—	—	—
	3/3/2014	—	—	—	16,083	32,166	64,332	—	—	—	867,517
	3/3/2014	—	—	—	—	—	—	32,166	—	—	867,517
	3/3/2014	—	—	—	—	—	—	—	73,052	27.98	900,001
Stephen E. Tremblay	—	146,250	292,500	585,000	—	—	—	—	—	—	—
	3/3/2014	—	—	—	4,754	9,507	19,014	—	—	—	256,404
	3/3/2014	—	—	—	—	—	—	9,543	—	—	257,375
	3/3/2014	—	—	—	—	—	—	—	21,591	27.98	266,001
Holger R. Jung	—	112,500	225,000	450,000	—	—	—	—	—	—	—
	3/3/2014	—	—	—	3,574	7,148	14,296	—	—	—	192,782
	3/3/2014	—	—	—	—	—	—	7,148	—	—	192,782
	3/3/2014	—	—	—	—	—	—	—	16,234	27.98	200,003
Lothar P. F. Freund	—	105,000	210,000	420,000	—	—	—	—	—	—	—
	3/3/2014	—	—	—	3,270	6,540	13,080	—	—	—	176,384
	3/3/2014	—	—	—	—	—	—	6,576	—	—	177,355
	3/3/2014	—	—	—	—	—	—	—	14,854	27.98	183,001

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stocks or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Damian T. Burke	—	68,750	137,500	275,000	—	—	—	—	—	—	—
	3/3/2014	—	—	—	1,483	2,966	5,932	—	—	—	79,993
	3/3/2014	—	—	—	—	7,148	—	—	—	—	192,782
	3/3/2014	—	—	—	—	—	—	3,002	—	—	80,964
	9/15/2014	—	—	—	—	—	—	5,145	—	—	98,115
	3/3/2014	—	—	—	—	—	—	—	6,737	27.98	83,000
_________________

(1)
These columns provide information on potential payouts under the Kraton Performance Polymers, Inc. 2013 Cash Incentive Plan. For information on the amounts actually earned, see the “2014 Summary Compensation Table.” For a discussion of the applicable performance criteria, see “Compensation Discussion and Analysis—Components of Total Direct Compensation—Targeted Annual Cash Incentive Compensation,” above.

(2)
These columns provide information on potential share issuances under restricted stock performance unit awards granted pursuant to the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, as amended and restated. The amount actually issued will be determined based on the achievement of improvement in return on capital employed over the 13-month performance period and assuming the executive remains continuously employed with our company during the three-year period ending March 3, 2017. For a discussion of the applicable performance criteria, see “Compensation Discussion and Analysis—Components of Total Direct Compensation— Equity Compensation,” above.

(3)
This column reflects grants of restricted stock to each of our named executive officers under our Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, as amended and restated. In each case, such shares are subject to three-year cliff vesting.

(4)
This column reflects grants of non-qualified stock options to each of our named executive officers under our Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, as amended and restated. Such options vest ratably over three years and have a ten year term.

(5)
The exercise price of these option awards is determined pursuant to the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, as amended and restated, by averaging the high and low price of our common stock on the New York Stock Exchange on the trading day immediately preceding the grant date.

(6)
The grant-date fair value for each award is computed in accordance with ASC 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 3, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014.

2014 Outstanding Equity Awards at the Fiscal Year End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2014.

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: number of unearned shares, units or other rights that have not vested (#) (4)	Equity Incentive Plan Awards: market or payout value of unearned shares, units or other rights that have not vested ($) (3)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Kevin M. Fogarty	81,430	—	13.51	6/19/2018	—	—	—	—
	142,095	35,524	14.46	1/3/2020	—	—	—	—
	83,098	—	37.11	3/7/2021	—	—	—	—
	51,657	25,828	28.42	3/5/2022	—	—	—	—
	21,698	43,395	23.84	3/4/2023	—	—	—	—
	—	73,052	27.98	3/3/2024	—	—	—	—
	—	—	—	—	15,517	322,598	—	—
	—	—	—	—	33,564	697,796	—	—
	—	—	—	—	32,166	668,731	—	—
	—	—	—	—	—	—	16,782	348,898
	—	—	—	—	—	—	16,887	351,081
Stephen E. Tremblay	12,619	—	13.51	6/19/2018	—	—	—	—
	29,603	7,401	14.46	1/3/2020	—	—	—	—
	22,259	—	37.11	3/7/2021	—	—	—	—
	13,881	6,940	28.42	3/5/2022	—	—	—	—
	4,882	9,764	23.84	3/4/2013	—	—	—	—
	—	21,591	27.98	3/3/2024	—	—	—	—
	—	—	—	—	4,170	86,694	—	—
	—	—	—	—	7,551	156,985	—	—
	—	—	—	—	9,543	198,399	—	—
	—	—	—	—	—	—	3,776	87,037
	—	—	—	—	—	—	4,991	115,043
Holger R. Jung	19,758	—	36.98	3/14/2021	—	—	—	—
	12,299	6,150	28.42	3/5/2022	—	—	—	—
	3,173	6,346	23.84	3/4/2023	—	—	—	—
	—	16,234	27.98	3/3/2024	—	—	—	—
	—	—	—	—	3,695	76,819	—	—
	—	—	—	—	4,908	102,037	—	—
	—	—	—	—	7,148	148,607	—	—
	—	—	—	—	—	—	2,433	50,582
	—	—	—	—	—	—	3,753	78,025
Lothar P. F. Freund	23,809	—	13.51	6/19/2018	—	—	—	—
	17,761	4,441	14.46	1/3/2020	—	—	—	—
	19,291	—	37.11	3/7/2021	—	—	—	—
	11,421	5,710	28.42	3/5/2022	—	—	—	—
	3,173	6,346	23.84	3/4/2023	—	—	—	—
	—	14,854	27.98	3/3/2024	—	—	—	—
	—	—	—	—	3,431	71,330	—	—
	—	—	—	—	4,908	102,037	—	—
	—	—	—	—	6,576	136,715	—	—
	—	—	—	—	—	—	2,433	50,582
	—	—	—	—	—	—	3,434	71,393

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: number of unearned shares, units or other rights that have not vested (#) (4)	Equity Incentive Plan Awards: market or payout value of unearned shares, units or other rights that have not vested ($) (3)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Damian T. Burke	13,133	—	22.79	8/5/2021	—	—	—	—
	8,785	4,393	28.42	3/5/2022	—	—	—	—
	2,251	4,502	23.84	3/4/2023	—	—	—	—
	—	6,737	27.98	3/3/2024	—	—	—	—
	—	—	—	—	2,639	54,865	—	—
	—	—	—	—	3,524	73,264	—	—
	—	—	—	—	3,002	62,412	—	—
	—	—	—	—	5,145	106,965	—	—
	—	—	—	—	—	—	1,741	41,497
	—	—	—	—	—	—	1,557	32,370
_______________

(1)
All options granted prior to our initial public offering in December 2009 were granted pursuant to the TJ Chemical Holdings LLC 2004 Option Plan. Options granted from January 2010 forward were granted pursuant to the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, as amended and restated. Options granted in January 2010 vest over five years. Options granted in March 2011, 2012, 2013, and 2014 vest over three years. The vesting of the option grants set forth above is as follows:

•
With respect to Mr. Fogarty’s unvested options granted on January 3, 2010, 35,524 vested on January 3, 2015. With respect to Mr. Fogarty’s unvested options granted on March 5, 2012, 25,828 vested on March 5, 2015. With respect to Mr. Fogarty’s unvested options granted on March 4, 2013, 21,697 vested on March 4, 2015 and 21,698 will vest on March 4, 2016, subject to Mr. Fogarty’s remaining continuously employed by us through the vesting date. With respect to Mr. Fogarty’s unvested options granted on March 3, 2014, 24,351 vested on March 3, 2015, and 24,350 will vest on March 3, 2016 and 24,351 will vest on March 3, 2017, subject in each case to Mr. Fogarty’s remaining continuously employed by us through the vesting date.

•
With respect to Mr. Tremblay’s unvested options granted on January 3, 2010, 7,401 will vested on January 3, 2015. With respect to Mr. Tremblay’s unvested options granted on March 5, 2012, 6,940 vested on March 5, 2015. With respect to Mr. Tremblay’s unvested options granted on March 4, 2013, 4,882 vested on March 4, 2015 and 4,882 will vest on March 4, 2016, subject in each case to Mr. Tremblay’s remaining continuously employed by us through the vesting date. With respect to Mr. Tremblay’s unvested options granted on March 3, 2014, 7,197 vested on March 3, 2015, and 7,197 will vest on each of March 3, 2016 and March 3, 2017, subject in each case to Mr. Tremblay’s remaining continuously employed by us through the vesting date.

•
With respect to Dr. Jung’s unvested options granted on March 5, 2012, 6,150 vested on March 5, 2015. With respect to Dr. Jung’s unvested options granted on March 4, 2013, 3,173 vested on March 4, 2015 and 3,173 will vest on March 4, 2016, subject to Dr. Jung’s remaining continuously employed by us through the vesting date. With respect to Dr. Jung’s unvested options granted on March 3, 2014, 5,412 vested on March 3, 2015, and 5,411 will vest on each of March 3, 2016 and March 3, 2017, subject in each case to Dr. Jung’s remaining continuously employed by us through the vesting date.

•
With respect to Dr. Freund’s unvested options granted on January 3, 2010, 4,441 vested on January 3, 2015. With respect to Dr. Freund’s unvested options granted on March 5, 2012, 5,710 vested on March 5, 2015. With respect to Dr. Freund’s unvested options granted on March 4, 2013, 3,173 vested on March 4, 2015 and 3,173 will vest on March 4, 2016, subject to Dr. Freund’s remaining continuously employed by us through the vesting date. With respect to Dr. Freund’s unvested options granted on March 3, 2014, 4,952 vested on March 3, 2015, and 4,951 will vest on each of March 3, 2016 and March 3, 2017, subject in each case to Dr. Freund’s remaining continuously employed by us through the vesting date.

•
With respect to Mr. Burke’s unvested options granted on March 5, 2012, 4,393 vested on March 5, 2015. With respect to Mr. Burke’s unvested options granted on March 4, 2013, 2,251 vested on March 4, 2015 and 2,251 will vest on March 4, 2016, subject to Mr. Burke’s remaining continuously employed by us through the vesting date. With respect to Mr. Burke’s unvested options granted on March 3, 2014, 2,246 vested on March 3, 2015, 2,245 will vest on March 3, 2016 and 2,246 will vest on March 3, 2017, subject in each case to Mr. Burke’s remaining continuously employed by us through the vesting date.

(2)	Each of our named executive officers has received restricted stock grants having a three-year cliff vest. The vesting of the restricted stock grants set forth in the table above is as follows:

•
Mr. Fogarty received a grant of 15,517 restricted shares on March 5, 2012, which vested on March 5, 2015, a grant of 33,564 restricted shares on March 4, 2013, which will vest on March 4, 2016, and a grant of 32,166 restricted shares on March 3, 2014, which will vest on March 3, 2017, subject in each case to Mr. Fogarty’s remaining continuously employed by us through the vesting date.

•
Mr. Tremblay received a grant of a grant of 4,170 restricted shares on March 5, 2012, which vested on March 5, 2015, a grant of 7,551 restricted shares on March 4, 2013, which will vest on March 4, 2016, and a grant of 9,543 restricted shares on March 3, 2014, which will vest on March 3, 2017, subject in each case to Mr. Tremblay’s remaining continuously employed by us through the vesting date

•
Dr. Jung received a grant of 3,695 restricted shares on March 5, 2012, which will vest on March 5, 2015, and a grant of 4,908 restricted shares on March 4, 2013, which will vest on March 4, 2016, and a grant of 7,148 restricted shares on March 3, 2014, which will vest on March 3, 2017, subject in each case to Dr. Jung’s remaining continuously employed by us through the vesting date.

•
Dr. Freund received a grant of a grant of 3,431 restricted shares on March 5, 2012, which vested on March 5, 2015, a grant of 4,908 restricted shares on March 4, 2013, which will vest on March 4, 2016, and a grant of 6,576restricted shares on March 3, 2014, which will vest on March 3, 2017, subject in each case to Dr. Freund’s remaining continuously employed by us through the vesting date.

•
Mr. Burke received a grant of 2,639 restricted shares on March 5, 2012, which vested on March 5, 2015, a grant of 3,524 restricted shares on March 4, 2013, which will vest on March 4, 2016, a grant of 3,002 restricted shares on March 3, 2014, which will vest on March 3, 2017, and a grant of 5,145 restricted shares on September 15, 2014, which will vest on September 15, 2017, subject in each case to Mr. Burke’s remaining continuously employed by us through the vesting date

(3)
The market value of shares that have not yet vested and of equity incentive plan awards that have not been earned is calculated based on the closing price of our common stock on December 31, 2014, the last trading day of the year, which was $20.79.

(4)
The number of shares reported in this column (i) and the payout value in column (j) is based on the achievement of threshold performance levels of Adjusted EBITDA, provided that for the March 3, 2014 grants of performance restricted stock units for which the performance period for determining the number of performance units concluded on December 31, 2014, the actual performance factor (0.525) that was certified by the Compensation Committee on February 11, 2015 was used.

2014 Option Exercises and Stock Vested Table
The following table sets forth information regarding equity awards held by our named executive officers exercised or vested during fiscal year 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Kevin M. Fogarty	16,977	464,660
Stephen E. Tremblay	4,547	124,451
Holger R. Jung	4,260	113,849
Lothar P. F. Freund	3,941	107,865
Damian T. Burke	2,633	55,820
________________

(1)	The value realized on vesting is calculated by multiplying the number of shares of stock by the fair market value of the underlying shares on the vesting date.

2014 Pension Benefits
The following table sets forth information regarding participation of our named executive officers in our pension plans.

Name	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Kevin M. Fogarty	Pension Plan	0.60	13,120	—
	Pension Benefit Restoration Plan	—	—	—
Stephen E. Tremblay	Pension Plan	—	—	—
	Pension Benefit Restoration Plan	—	—	—
Holger R. Jung	Pension Plan	—	—	—
	Pension Benefit Restoration Plan	—	—	—
Lothar P. F. Freund	Pension Plan	0.34	8,964	—
	Pension Benefit Restoration Plan	—	—	—
Damian T. Burke	Pension Plan	—	—	—
	Pension Benefit Restoration Plan	—	—	—
U.S. Pension Plan
We maintain a tax-qualified noncontributory defined benefit pension plan that covers our U.S. eligible employees hired prior to October 15, 2005, our former employees and our retirees. See Note 12, Employee Benefits, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014. We make contributions to the plan on behalf of our eligible employees. Employees do not make contributions to the plan. The pension plan is intended to qualify under Section 401 of the Internal Revenue Code.
The normal retirement benefit formula for participants is approximately 1.6% of the participant’s average final compensation multiplied by his years of accredited service, minus a percentage of benefits received under social security. The company does not have a policy of granting extra years of service. The primary elements of compensation that are included in applying the payment and benefit formulae are (i) base salary, including salary deferrals, and (ii) non-deferred payments under incentive compensation plans prior to a participant’s separation from service, provided that no more than three consecutive payments of incentive compensation are taken into account.
Participants become eligible to begin receiving payments when they reach the “normal” retirement age of 65. Under certain circumstances participants are eligible to receive payments at early retirement; however, under no circumstances can a participant be qualified for early retirement before the age of 45. None of our named executive officers is currently eligible for early retirement under the terms of the pension plan or the pension benefit restoration plan described below. Benefits under the pension plan for Messrs. Fogarty and Freund were frozen as of December 31, 2005; however, they continue to accumulate years of credited service for purposes of vesting under the plan. The other named executive officers do not participate in the pension plan.
Pension Benefit Restoration Plan
Certain participants in the tax-qualified pension plan, including the participating named executive officers, were eligible to participate in a non-qualified pension benefit restoration plan, which was intended to restore certain benefits that may not be provided under the pension plan due to certain limitations that are imposed on tax-qualified plans under the Internal Revenue Code. The terms set forth above with regard to the pension plan also applied to the pension benefit restoration plan, which was generally designed to mirror the pension plan. On November 26, 2014, we terminated the pension benefits restoration plan. The termination was effective November 30, 2014. As a result of the termination, amounts held under the plan, totaling approximately $2.4 million will be distributed to the participants in the plan. In general, it is currently anticipated payments to participants are expected to be made in December 2015.

2014 Nonqualified Deferred Compensation
The following table sets forth information regarding participation of our named executive officers in our non-qualified deferred compensation plans. Amounts set forth in the table are under our Benefits Restoration Plan.

Name	Executive Contributions in 2014 ($)	Company Contributions in 2014 ($) (1)	Aggregate Earnings in 2014 ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2014 ($)
(a)	(b)	(c)	(d)	(e)	(f)
Kevin M. Fogarty	63,053	68,813	41,075	—	970,891
Stephen E. Tremblay	21,687	36,419	13,482	—	279,434
Holger R. Jung	13,391	13,452	3,936	—	88,187
Lothar P. F. Freund	11,711	23,184	9,680	—	204,004
Damian T. Burke	5,589	7,358	802	—	21,205
________________

(1)	Amounts set forth in this column were reported in “All Other Compensation” in our “2014 Summary Compensation Table.”

(2)
Our named executive officers do not earn above-market or preferential earnings on contributions under this plan, so these amounts were not reported in the “2014 Summary Compensation Table.” In 2014, our named executive officers invested in the following funds with the following annual rates of return: Baron Growth (4.40%); Baron Small Cap (1.69%); Deutsche Equity Dividend (9.69%); Fidelity Blue Chip Growth (14.60%); Fidelity Blue Chip Value (13.19%); Fidelity Contrafund (9.56%); Fidelity Freedom 2020 (5.34%); Fidelity Freedom 2025 (5.63%); Fidelity Freedom 2030 (5.67%); Fidelity Freedom Income (3.86%); Fidelity Growth and Income (10.38%); Fidelity Large Cap Stock (10.13%); Fidelity OTC Portfolio (16.49%); Fidelity Real Estate Investment Portfolio (30.13%); Fidelity Worldwide Fund (0.48%).

Benefits Restoration Plan
Our Benefits Restoration Plan is intended to restore certain benefits that may not be provided under our tax-qualified savings plan due to limitations under the Internal Revenue Code on tax-qualified plans.
Our Benefits Restoration Plan offers participants the opportunity to defer a portion of their base compensation in excess of the compensation limit under the Internal Revenue Code (“compensation limit”) that applies to our tax-qualified 401(k) plan (“deferral contributions”). Deferral contributions are limited to the matched contribution percentage of the participant’s base compensation under our 401(k) plan. Participants receive employer matching contributions under our Benefits Restoration Plan on their deferral contributions based on the employer matching contribution formula under our 401(k) plan. Also, participants have the opportunity to receive non-elective employer contributions under our Benefits Restoration Plan based on the enhanced employer contribution formula under our 401(k) plan based on their base compensation in excess of the compensation limit. To make deferral contributions, a participant must complete a deferral election prior to January 1st of the plan year during which the deferrals will be made. Deferrals and employer contributions are credited to a bookkeeping account and notionally invested in accordance with the participant’s investment elections in the investment options selected for the plan.
A participant’s deferral contributions (and earnings thereon) made under the Benefits Restoration Plan on and after January 1, 2013 will be paid to the participant in a lump sum cash payment 183 days after the participant’s separation from service date. Deferral contributions (and earnings thereon) made prior to 2013 are subject to the terms and conditions of the plan and the participant’s deferral elections in effect at the time the amounts were contributed to the plan, including with respect to the form of payment of the participant’s pre-2013 benefits.
Termination and Change in Control Payments
The following tables set forth the estimated value of payments and benefits that our named executive officers would be entitled to receive assuming certain terminations of employment and/or assuming a change in control of Kraton, in each case occurring on December 31, 2014, in addition to the amounts they would be entitled to receive pursuant to the pension plan and the Benefits Restoration Plan, each as described above, as well as benefits available generally to salaried employees. Excluded from the tables below are payouts under the Executive Deferred Compensation Plan, a plan formerly available to our executives, now frozen, under which they were allowed to defer a portion of their annual cash bonus, which was invested in phantom shares of Kraton common stock that are to be issued six months after the executive’s separation from service.

The following tables reflect amounts that would be due to our named executive officers under the Kraton Performance Polymers, Inc. Executive Severance Program as it existed on December 31, 2014. Additional description of the Executive Severance Program immediately follows these tables.
Kevin M. Fogarty
In addition to the amounts set forth in the table below, on the first day of the seventh month from his date of separation, Mr. Fogarty would be entitled to the issuance of 27,809 shares of Kraton common stock based on phantom shares of Kraton common stock Mr. Fogarty holds as a result of deferrals of bonus compensation he had previously made under the terms of the Executive Deferred Compensation Plan and as a result of a grant of phantom stock prior to our initial public offering.

Triggering Event	Severance Payment($)	Accelerated Vesting of Equity Awards ($) (4)	Continuation of Medical Benefits ($)	Total ($)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason (1)	2,167,955	—	30,535	2,198,490
By us without cause or by executive for good reason within one year after a change in control (2)	4,335,910	2,602,099	61,070	6,999,080
Upon Disability or Death (3)	570,303	2,054,634	—	2,624,937
Upon a Change in Control	—	—	—	—
_________________

(1)
Upon termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason,” Mr. Fogarty is entitled to (i) continuation of base salary for 18 months, (ii) a lump sum cash payment equal to 1.5 times Mr. Fogarty’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 18 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 18 months).

(2)
Upon termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason” within one year after a change in control, Mr. Fogarty is entitled to (i) continuation of base salary for 36 months, (ii) a lump sum cash payment equal to three times Mr. Fogarty’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 36 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 36 months).

(3)
Upon termination of Mr. Fogarty’s employment due to Disability or Death, Mr. Fogarty, or his estate, is entitled to a lump sum cash payment equal to the product of Mr. Fogarty’s average annual bonus paid over the prior three years, times a fraction, the numerator of which is the number of days Mr. Fogarty worked in the year in which the termination event occurred and the denominator of which is 365.

(4)
Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. Options, restricted shares and restricted stock performance units (which vest at the Target amount) held by Mr. Fogarty vest immediately in the event of termination of Mr. Fogarty’s employment by us without “cause” within one year following a change in control. Commencing in 2013, option and restricted share awards will also vest in full upon the termination of the grantee’s employment due to Disability or death, and restricted stock performance units will vest at one-third of Target (if termination occurs prior to the first anniversary of grant), two-thirds of target (after the first anniversary, but prior to the second) or in full (after the second anniversary of grant). The value in this column represents an amount equal to the number of shares underlying Mr. Fogarty’s unvested restricted stock, restricted stock performance units and stock options as of December 31, 2014 multiplied by (i) in the case of restricted stock and restricted stock performance units, the closing market price of our common stock on December 31, 2014 ($20.79), which was the last trading day of fiscal 2014, and (ii) in the case of stock options, the spread between the closing market price of our common stock on December 31, 2014 ($20.79) and the applicable exercise price of each stock option.

Stephen E. Tremblay

Triggering Event	Severance Payment($)	Accelerated Vesting of Equity Awards ($) (4)	Continuation of Medical Benefits ($)	Total ($)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason (1)	621,500	—	15,766	637,266
By us without cause or by executive for good reason within one year after a change in control (2)	1,243,000	659,467	31,533	1,934,000
Upon Disability or Death (3)	171,500	525,925	—	697,425
Upon a Change in Control	—	—	—	—
___________________

(1)
Upon termination of Mr. Tremblay’s employment by us without cause or by Mr. Tremblay for “good reason,” Mr. Tremblay is entitled to (i) continuation of base salary for 12 months, (ii) a lump sum cash payment equal to one times Mr. Tremblay’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 12 months (such benefits cease when Mr. Tremblay becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).

(2)
Upon termination of Mr. Tremblay’s employment by us without cause or by Mr. Tremblay for “good reason” within one year after a change in control, Mr. Tremblay is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times Mr. Tremblay’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 24 months (such benefits cease when Mr. Tremblay becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).

(3)
Upon termination of Mr. Tremblay’s employment due to Disability or Death, Mr. Tremblay, or his estate, is entitled to a lump sum cash payment equal to the product of Mr. Tremblay’s average annual bonus paid over the prior three years, times a fraction, the numerator of which is the number of days Mr. Tremblay worked in the year in which the termination event occurred and the denominator of which is 365.

(4)
Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. Options, restricted shares and restricted stock performance units (which vest at the Target amount) held by Mr. Tremblay vest immediately in the event of termination of Mr. Tremblay’s employment by us without “cause” within one year following a change in control. Commencing in 2013, option and restricted share awards will also vest in full upon the termination of the grantee’s employment due to Disability or death, and restricted stock performance units will vest at one-third of Target (if termination occurs prior to the first anniversary of grant), two-thirds of target (after the first anniversary, but prior to the second) or in full (after the second anniversary of grant). The value in this column represents an amount equal to the number of shares underlying Mr. Tremblay’s unvested restricted stock, restricted stock performance units and stock options as of December 31, 2014 multiplied by (i) in the case of restricted stock and restricted stock performance units, the closing market price of our common stock on December 31, 2014 ($20.79), which was the last trading day of fiscal 2014, and (ii) in the case of stock options, the spread between the closing market price of our common stock on December 31, 2014 ($20.79) and the applicable exercise price of each stock option.

Holger R. Jung

Triggering Event	Severance Payment($)	Accelerated Vesting of Equity Awards ($) (4)	Continuation of Medical Benefits ($)	Total ($)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason (1)	503,768	—	20,357	524,124
By us without cause or by executive for good reason within one year after a change in control (2)	1,007,535	444,442	40,713	1,492,690
Upon Disability or Death (3)	128,768	367,623	—	496,390
Upon a Change in Control	—	—	—	—
__________________

(1)
Upon termination of Dr. Jung’s employment by us without cause or by Dr. Jung for “good reason,” Dr. Jung is entitled to (i) continuation of base salary for 12 months, (ii) a lump sum cash payment equal to one times Dr. Jung’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 12 months (such benefits cease when Dr. Jung becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).

(2)
Upon termination of Dr. Jung’s employment by us without cause or by Dr. Jung for “good reason” within one year after a change in control, Dr. Jung is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times Dr. Jung’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 24 months (such benefits cease when Dr. Jung becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).

(3)
Upon termination of Dr. Jung’s employment due to Disability or Death, Dr. Jung, or his estate, is entitled to a lump sum cash payment equal to the product of Dr. Jung’s average annual bonus paid over the prior three years, times a fraction, the numerator of which is the number of days Dr. Jung worked in the year in which the termination event occurred and the denominator of which is 365.

(4)
Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. Options, restricted shares and restricted stock performance units (which vest at the Target amount) held by Dr. Jung vest immediately in the event of termination of Dr. Jung’s employment by us without “cause” within one year following a change in control. Commencing in 2013, option and restricted share awards will also vest in full upon the termination of the grantee’s employment due to Disability or death, and restricted stock performance units will vest at one-third of Target (if termination occurs prior to the first anniversary of grant), two-thirds of target (after the first anniversary, but prior to the second) or in full (after the second anniversary of grant). The value in this column represents an amount equal to the number of shares underlying Dr. Jung’s unvested restricted stock, restricted stock performance units and stock options as of December 31, 2014 multiplied by (i) in the case of restricted stock and restricted stock performance units, the closing market price of our common stock on December 31, 2014 ($20.79), which was the last trading day of fiscal 2014, and (ii) in the case of stock options, the spread between the closing market price of our common stock on December 31, 2014 ($20.79) and the applicable exercise price of each stock option.

Lothar P. F. Freund

Triggering Event	Severance Payment($)	Accelerated Vesting of Equity Awards ($) (4)	Continuation of Medical Benefits ($)	Total ($)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason (1)	473,355	—	22,653	498,007
By us without cause or by executive for good reason within one year after a change in control (2)	950,709	450,959	45,305	1,446,974
Upon Disability or Death (3)	125,355	351,517	—	476,872
Upon a Change in Control	—	—	—	—
_________________

(1)
Upon termination of Dr. Freund’s employment by us without cause or by Dr. Freund for “good reason,” Dr. Freund is entitled to (i) continuation of base salary for 12 months, (ii) a lump sum cash payment equal to one times Dr. Freund’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 12 months (such benefits cease when Dr. Freund becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).

(2)
Upon termination of Dr. Freund’s employment by us without cause or by Dr. Freund for “good reason” within one year after a change in control, Dr. Freund is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times Dr. Freund’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 24 months (such benefits cease when Dr. Freund becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).

(3)
Upon termination of Dr. Freund’s employment due to Disability or Death, Dr. Freund, or his estate, is entitled to a lump sum cash payment equal to the product of Dr. Freund’s average annual bonus paid over the prior three years, times a fraction, the numerator of which is the number of days Dr. Freund worked in the year in which the termination event occurred and the denominator of which is 365.

(4)
Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. Options, restricted shares and restricted stock performance units (which vest at the Target amount) held by Dr. Freund vest immediately in the event of termination of Dr. Freund’s employment by us without “cause” within one year following a change in control. Commencing in 2013, option and restricted share awards will also vest in full upon the termination of the grantee’s employment due to Disability or death, and restricted stock performance units will vest at one-third of Target (if termination occurs prior to the first anniversary of grant), two-thirds of target (after the first anniversary, but prior to the second) or in full (after the second anniversary of grant). The value in this column represents an amount equal to the number of shares underlying Dr. Freund’s unvested restricted stock, restricted stock performance units and stock options as of December 31, 2014 multiplied by (i) in the case of restricted stock and restricted stock performance units, the closing market price of our common stock on December 31, 2014 ($20.79), which was the last trading day of fiscal 2014, and (ii) in the case of stock options, the spread between the closing market price of our common stock on December 31, 2014 ($20.79) and the applicable exercise price of each stock option.

Damian T. Burke

Triggering Event	Severance Payment($)	Accelerated Vesting of Equity Awards ($) (4)	Continuation of Medical Benefits ($)	Total ($)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason (1)	355,357	—	20,357	375,713
By us without cause or by executive for good reason within one year after a change in control (2)	710,713	366,320	40,713	1,117,746
Upon Disability or Death (3)	80,357	311,455	—	391,812
Upon a Change in Control	—	—	—	—
__________________

(1)
Upon termination of Mr. Burke’s employment by us without cause or by Mr. Burke for “good reason,” Mr. Burke is entitled to (i) continuation of base salary for 12 months, (ii) a lump sum cash payment equal to one times Mr. Burke’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 12 months (such benefits cease when Mr. Burke becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).

(2)
Upon termination of Mr. Burke’s employment by us without cause or by Mr. Burke for “good reason” within one year after a change in control, Mr. Burke is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times Mr. Burke’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 24 months (such benefits cease when Mr. Burke becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).

(3)
Upon termination of Mr. Burke’s employment due to Disability or Death, Mr. Burke, or his estate, is entitled to a lump sum cash payment equal to the product of Mr. Burke’s average annual bonus paid over the prior three years, times a fraction, the numerator of which is the number of days Mr. Burke worked in the year in which the termination event occurred and the denominator of which is 365.

(4)
Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. Options, restricted shares and restricted stock performance units (which vest at the Target amount) held by Mr. Burke vest immediately in the event of termination of Mr. Burke’s employment by us without “cause” within one year following a change in control. Commencing in 2013, option and restricted share awards will also vest in full upon the termination of the grantee’s employment due to Disability or death, and restricted stock performance units will vest at one-third of Target (if termination occurs prior to the first anniversary of grant), two-thirds of target (after the first anniversary, but prior to the second) or in full (after the second anniversary of grant). The value in this column represents an amount equal to the number of shares underlying Mr. Burke’s unvested restricted stock, restricted stock performance units and stock options as of December 31, 2014 multiplied by (i) in the case of restricted stock and restricted stock performance units, the closing market price of our common stock on December 31, 2014 ($20.79), which was the last trading day of fiscal 2014, and (ii) in the case of stock options, the spread between the closing market price of our common stock on December 31, 2014 ($20.79) and the applicable exercise price of each stock option.

Severance Arrangements under Executive Severance Program
The executive severance program generally sets forth the severance, if any, a named executive officer is entitled to receive under specified circumstances. Any executive who is not party to an employment agreement with us is eligible to be named as a participant in the severance program. Participants are designated by the Compensation Committee each calendar year and are subject to removal from the program upon written notice from the committee. The severance program provides for the payment of severance benefits upon the occurrence of certain termination events. The provisions of the severance program that are related to payments on termination of employment or a change in control of Kraton are set forth in the tabular disclosure directly above under the heading “Termination and Change in Control Payments.”
Generally, the severance program defines “Cause” to mean (A) the executive’s continued failure substantially to perform the executive’s duties, provided that we cannot terminate the executive’s employment for Cause because of dissatisfaction with the quality of services provided by or disagreement with the actions taken by him or her in the good faith performance of his or her duties to our company; (B) failure to maintain his principal residence in the same metropolitan area as our principal headquarters, or elsewhere as mutually agreed; (C) theft or embezzlement of our company’s property; (D) executive’s conviction of or plea of guilty or no contest to (i) a felony or (ii) a crime involving moral turpitude; (E) the executive’s willful malfeasance or willful misconduct in connection with his or her duties or any act or omission which is materially injurious to the financial condition or business reputation of our company or any of its subsidiaries or affiliates; or (F) the executive’s breach of the restrictive covenants in any confidentiality, non-compete or non-solicitation agreement.
Generally, the severance program defines “Good Reason” to mean (A) our failure to pay the executive’s Base Salary or Annual Bonus (if any) when due; (B) a material reduction in the executive’s Base Salary, the Target Annual Bonus opportunity, or Employee Benefits, other than an across-the-board reduction; (C) a relocation of the executive’s primary work location more than 50 miles from Houston, Texas, without written consent; or (D) a material reduction in the executive’s duties and responsibilities, provided that none of these events shall constitute Good Reason if it was an isolated and inadvertent action not taken in bad faith and if it is remedied by us within 30 days after receipt of written notice (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that we have commenced remedy within said 30-day period).
Employee Confidentiality and Non-competition Agreements
Each of our named executive officers has entered into an Employee Confidentiality and Non-competition Agreement containing confidentiality provisions and providing for customary restrictive covenants, including non-competition and non-solicitation provisions for a period of 12 months following termination of employment.

DIRECTOR COMPENSATION
The table below summarizes the compensation paid by us to our non-employee directors. We also reimburse our directors for travel, lodging and related expenses incurred in attending board or committee meetings and for directors’ education programs and seminars.
2014 Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Richard C. Brown (2)	39,135	70,006	109,141
Anna C. Catalano	80,000	70,006	150,006
Steven J. Demetriou (3)	91,442	70,006	161,448
Dominique Fournier	85,769	70,006	155,775
John J. Gallagher, III	90,096	70,006	160,102
Barry J. Goldstein (4)	87,404	70,006	157,410
Francis S. Kalman	80,000	70,006	150,006
Dan F. Smith (5)	210,000	70,006	280,006
Karen A. Twitchell	80,000	70,006	150,006
________________

(1)
Amounts set forth in the Stock Awards column represent the aggregate grant date fair value with respect to grants of fully vested common stock in accordance with the Financial Accounting Standards Board ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 3, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)	Mr. Brown did not stand for reelection at our annual meeting of stockholders on June 3, 2014.

(3)	At December 31, 2014, Mr. Demetriou had 7,400 options outstanding, all of which were exercisable.

(4)	At December 31, 2014, Mr. Goldstein had 16,651 options outstanding, all of which were exercisable.

(5)	At December 31, 2014, Mr. Smith had 14,801 options outstanding, all of which were exercisable.
2014 Director Compensation
During 2014, our non-management directors were compensated by a combination of cash retainers and grants of shares of fully-vested Kraton common stock.
Retainers
Our non-management directors received cash retainers for serving on our board of directors as follows:

Position	Retainer ($)
Board Member	80,000
Chairman of the Board	130,000
Audit Committee Chair	17,500
Compensation Committee Chair	12,500
Nominating and Corporate Governance Committee Chair	10,000
Equity Awards
All of our non-management directors received a grant of $70,000 worth of fully-vested shares of our common stock in March 2014. The number of shares of our common stock for this grant was based on the fair market value of our common stock on the date of grant.

Compensation Consultant
In November 2012, Pearl Meyer conducted an analysis of the director compensation of our peers, and the Nominating and Corporate Governance Committee used such data in preparing its recommendation to the Board of Directors for 2014 director compensation. In addition, the committee reviewed peer compensation data in determining the compensation levels remained appropriate for 2014. Commencing in 2015, responsibility for recommending director compensation to the Board of Directors has been transferred to the Compensation Committee with the intent that Pearl Meyer will include director compensation in its annual review and presentation of market data to the Compensation Committee.
2015 Director Compensation
For 2015, our board has adopted the following compensation program for our non-management directors under which these directors are to be compensated by a combination of retainers and grants of fully-vested Kraton common stock.
Retainers
Our non-management directors will receive retainers for serving on our board of directors as follows:

Position	Retainer ($)
Board Member	80,000
Chairman of the Board	130,000
Audit Committee Chair	17,500
Compensation Committee Chair	12,500
Nominating and Corporate Governance Committee Chair	10,000
Equity Awards
All of our non-management directors received a grant of $80,000 worth of fully-vested shares of our common stock in February 2015. The number of shares of our common stock for this grant was based on the fair market value of our common stock on the date of grant
Compensation Consultant
In setting 2015 director compensation, the Compensation Committee relied on a December 2014 analysis compiled by Pearl Meyer comparing our non-employee director compensation to that of the same peer group we use to set our executive compensation with the aim of compensating our non-employee directors at or near the median of our peer group.
Director Stock Ownership Guidelines
To further align the financial interests of our directors with those of our stockholders, our board of directors has adopted stock ownership guidelines applicable to any director who is not subject to our executive stock ownership guidelines. Under these guidelines, each covered director should own shares of our stock valued at three times the total annual retainer for service on our board. The qualifying shares, compliance period and other relevant terms are identical to those under our executive stock ownership guidelines. For a further discussion of those provisions, see “Compensation Discussion and Analysis—Other Compensation Policies: Executive Stock Ownership Guidelines.” As of December 31, 2014, it was determined that all directors subject to the guidelines were making reasonable progress toward their respective ownership targets.
Indemnification of Officers and Directors and Limitation of Liability
Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of Kraton. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper personal benefit from their action as directors. We maintain liability insurance that insures our directors and officers against certain losses and that insures us against our obligations to indemnify our directors and officers.
In addition, we have entered into indemnification agreements with each of our directors and officers, including our named executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines, and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or officer. We are obligated to advance expenses under the agreements upon an indemnitee’s request, provided the indemnitee delivers an undertaking to repay any amounts advanced if it is ultimately determined that indemnification is not available under the agreement.

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION OF
THE NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we seek to align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding encouragement of unnecessary or excessive risk-taking. Elements of compensation paid to our named executive officers in 2014 included base salary, annual cash incentive compensation, long-term equity incentive compensation and other compensation. The Board of Directors invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on executive compensation contained herein.
The board of directors recommends that stockholders vote “FOR” the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed in this proxy statement pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s compensation paid to our named executive officers. Your vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers as described in this proxy statement. The vote is advisory, which means that it is not binding on the company, the board or the Compensation Committee. Your advisory vote will serve as an additional tool to guide the board of directors and the Compensation Committee in continuing to maintain the appropriate compensation programs to align executive compensation with the interests of Kraton and its stockholders. Accordingly, we and the board of directors welcome our stockholders’ views on this subject and will consider the outcome of this vote when making future decisions regarding executive compensation. The board of directors has adopted a policy that provides for annual “say on pay” advisory votes.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.
KPMG LLP’s representatives are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our stockholders.
The board of directors recommends that our stockholders vote “FOR” ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
Fees Paid to KPMG LLP
Audit Fees
During the years ended December 31, 2014 and 2013, the aggregate fees billed by KPMG LLP for the audit of our consolidated financial statements, review of our interim financial statements, review of our systems of internal control over financial reporting and statutory audits were $1.9 million and $1.8 million, respectively.
Audit-Related Fees
During the years ended December 31, 2014 and 2013, the aggregate fees for certain procedures performed by KPMG LLP that related to the performance of the audit or review of our financial statements and other professional services, but are not reportable as Audit Fees were $0.0 million and $0.4 million, respectively.
Tax Fees
During the years ended December 31, 2014 and 2013, the aggregate fees billed by KPMG LLP for tax compliance, tax advice and tax planning services were $0.6 million and $0.5 million, respectively. Such fees primarily related to consultations for certain tax matters with respect to our international operations.
All Other Fees
No other fees were billed by KPMG LLP during the years ended December 31, 2014 and 2013.
The services provided by KPMG LLP described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above, if any, were approved by the Audit Committee according to applicable SEC rules.
Auditor Independence
The Audit Committee has considered whether the provision of the above-noted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from KPMG LLP, that the provision of such services has not adversely affected KPMG LLP’s independence.
 Audit Committee Pre-Approval Policies and Procedures
The Audit Committee’s policy is that the committee shall pre-approve the audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair our auditor’s independence. Toward this end, our Audit Committee has identified certain services that will always require separate pre-approval on a case-by-case basis and has also provided for policy-based approvals by describing particular types of services that may be provided by our independent registered public accounting firm without consideration by the Audit Committee on a case-by-case basis. Unless a service is of a type that has received policy-based approval, as specifically identified in our pre-approval policy, the service will require separate approval by the Audit Committee.
Under our policy, the terms and fees for the annual financial statement audit and for the annual audit of our internal control over financial reporting always require separate approval on a case-by-case basis by the Audit Committee. The Audit Committee has granted policy-based pre-approval for other specified Audit Services, Audit-Related Services, Tax Services and

All Other Services as scheduled in our pre-approval policy provided that in each case, such pre-approval is limited to $100,000 per engagement with an annual calendar-year aggregate limit on all pre-approved engagements of $500,000. All services to be provided by our independent registered public accounting firm are reviewed by the Audit Committee with the independent registered public accounting firm on a quarterly basis.
The Audit Committee may delegate pre-approval authority from time to time to one or more of its members in its discretion. Any committee member to whom pre-approval authority is delegated is required to report any pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to any member of our management.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee represents and assists the board in fulfilling its oversight responsibility relating to (i) the integrity of the company’s financial statements and financial reporting process and the company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit services function; (iii) the annual independent audit of the company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by the company with legal and regulatory requirements, including the company’s disclosure controls and procedures; (v) the evaluation of enterprise risk issues; and (vi) the fulfillment of the other responsibilities set out in the committee’s charter. The Audit Committee has the sole responsibility for the engagement and retention of the company’s independent registered public accounting firm and the approval of all audit and other engagement fees.
In discharging its responsibilities, the committee is not itself responsible for the planning or conducting of audits or for any determination that the company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. The company’s management is primarily responsible for the company's financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm KPMG LLP is responsible for auditing those financial statements and for expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America. KPMG LLP, which has served as our independent registered public accounting firm since 2001, audited the financial records of the company and its subsidiaries for the fiscal year ended December 31, 2014.
The Audit Committee recognizes the importance of maintaining the independence of the company’s independent registered public accounting firm, both in fact and appearance. Each year, the committee evaluates the qualifications, performance, and independence of the company’s independent registered public accounting firm and determines whether to reengage the current independent registered public accounting firm. In doing so, the committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, the independent registered public accounting firm's global capabilities, and the independent registered public accounting firm's technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained KPMG, LLP as the Company’s independent registered public accounting firm for 2015.
The members of the Audit Committee and the Board believe that, due to KPMG LLP’s knowledge of the company and the industries in which the company operates, it is in the best interests of the company and its stockholders to continue the retention of KPMG, LLP to serve as the company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to retain the independent registered public accounting firm, the Audit Committee will continue to recommend that the Board ask the stockholders to ratify the appointment of the independent registered public accounting firm at the annual meeting.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the company's audited consolidated financial statements for the year ended December 31, 2014 and management’s report of the effectiveness of the company’s system of internal control over financial reporting with the company’s management and representatives of the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
In reliance on its review of the audited consolidated financial statements, the review of the report of management on the effectiveness of Kraton’s internal control over financial reporting, the discussions referred to above and the receipt of the written disclosures referred to above, the Audit Committee has recommended to the board of directors that the audited consolidated financial statements be included in Kraton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Submitted by the Audit Committee:

John J. Gallagher, III, Chairman
Barry J. Goldstein
Francis S. Kalman
Karen A. Twitchell

OTHER BUSINESS
The board of directors is not aware of any other matter to be submitted at the Annual Meeting of Stockholders. If any other matter properly comes before the annual meeting, the persons named in the enclosed form of proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment.
INCORPORATION BY REFERENCE
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings including this proxy statement, in whole or in part, the report of the Compensation Committee and the report of the Audit Committee included in this proxy statement shall not be incorporated by reference to any such filings.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2016 ANNUAL MEETING
Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules
Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2016 annual meeting of stockholders pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than December 16, 2015, unless the date of our 2016 annual meeting is more than 30 days before or after June 3, 2016, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to Corporate Secretary, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.
Bylaw Requirements for Stockholder Submission of Nominations and Proposals
A stockholder recommendation for nomination of a person for election to our board or a proposal for consideration at our 2016 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The item to be brought before the meeting must be a proper subject for stockholder action. Our bylaws require that the proposal or recommendation for nomination must be received by our Secretary at the above address not later than March 5, 2016, nor earlier than February 3, 2016, unless the date of our 2016 annual meeting is more than 30 days before or more than 60 days after June 3, 2016, the anniversary of our 2015 annual meeting, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Stockholder proposals or nominations must include specified information concerning the stockholder and the proposal or nominee as provided in our bylaws.
ADDITIONAL INFORMATION
Form 10-K
We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits.
Requests for copies of such report should be directed to Director of Investor Relations, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request addressed to our Director of Investor Relations.
Important Notice Regarding Internet Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be held on June 3, 2015
Our proxy material relating to our 2015 Annual Meeting of Stockholders (notice, proxy statement, proxy and 2014 Annual Report) will be available at “Investor Relations” on our website at www.kraton.com.

Delivery of Documents to Stockholders Sharing an Address
No more than one Notice of Internet Availability of Proxy Materials are being sent to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the Notice of Internet Availability of Proxy Materials or proxy materials by writing to The Director of Investor Relations, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032, or by calling Investor Relations at 281-504-4700. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the Notice of Internet Availability of Proxy Materials may write to the above address to request a change.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

JAMES L. SIMMONS,
Vice President, General Counsel and Secretary
HOUSTON, TEXAS
April 15, 2015

Kraton Performance Polymers, Inc.
2015 Annual Meeting of Stockholders
The Board of Directors Solicits this Proxy
PROXY
The undersigned hereby appoints Stephen E. Tremblay, Vice President and Chief Financial Officer of Kraton Performance Polymers, Inc., and James L. Simmons, Vice President, General Counsel and Secretary of Kraton Performance Polymers, Inc., and each of them, acting in the absence of others, as proxies of the undersigned, with full power of substitution in the premises and with discretionary authority to each of them, to appear and vote, as designated herein, all shares of the common stock of Kraton Performance Polymers, Inc. held of record by the undersigned on April 1, 2015 at the Annual Meeting of Stockholders scheduled to be held at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032 on June 3, 2015 at 1:00 p.m. central time, and at any and all postponements or adjournments thereof. The undersigned acknowledges receipt of the notice of and proxy statement for such annual meeting.
PROXY VOTING INSTRUCTIONS
Mail - Date, sign and mail your proxy card in the envelope provided as soon as possible.
-or-
Telephone - Call toll-free 1-800-690-6903 from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
-or-
Internet - Access “www.proxyvote.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-690-6903 or www.proxyvote.com until 11:59 p.m. eastern time on June 2, 2015.

The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1,
“FOR” Proposal 2, and “FOR” Proposal 3.
Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink.

1. To elect the nominees listed below as Class III Directors.

☐ FOR all Nominees

☐ FOR all Nominees EXCEPT:
- ☐ Steven J. Demetriou
- ☐ Kevin M. Fogarty
- ☐ Karen A. Twitchell

To withhold authority to vote for any individual nominee(s), mark (1) the box to the left and (2) the box(es) next to the nominee(s) for which you wish to withhold authority.

☐ Withhold Authority for all Nominees

	For	Against	Abstain
2. Advisory vote on the compensation of named executive officers	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

When properly executed, this proxy will be voted as designated herein by the undersigned. If no choice is specified, the proxy will be voted "FOR" the election of the nominees for Class III Director listed in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting or any and all postponements or adjournments thereof.

Signature of Stockholder: ______________ Date: ______________

Signature of Stockholder: ______________ Date: ______________

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in corporate name by duly authorized officer, giving full title as such and indicating full corporate name. If the signer is a partnership, please sign in partnership name by duly authorized person, giving full title as such and indicating full partnership name.